     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999
                          COMMISSION FILE NO. 333-65583




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933





                             JAWS TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)



                               1013 17TH AVENUE SW
                         CALGARY, ALBERTA CANADA T2T 0A7
                                 (403) 508-5055

           NEVADA                      7371                98-0167013
      (State or other           (Primary standard       (I.R.S. employer
      jurisdiction of               industrial            identification
     incorporation or             classification              number)
       organization)               code number





                                ROBERT KUBBERNUS
                             CHIEF EXECUTIVE OFFICER
                             JAWS TECHNOLOGIES, INC.
                               1013 17th Avenue SW
                         Calgary, Alberta CANADA T2T 0A7
                                 (403) 508-5055

         (Address, including zip code and telephone numbers, including area code of Registrant's principal executive offices)


               Approximate Date of Commencement of Proposed Sale to the Public:
As soon as possible after the Registration Statement is declared effective.

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE



   Title of Each                                  Proposed Maximum        Proposed Maximum
Class of Securities             Amount To         Offering Price Per     Aggregate Offering           Amount of
 To Be Registered            Be Registered(1)         Security(2)              Price               Registration Fee
===================================================================================================================
Common Stock Underlying      a) 1,912,317              $0.1118                $213,798                  $72.69
TK Debenture                 b) 1,642,857                $0.28                $460,000                 $156.40
                             c)   625,000                $0.40                $250,000                  $85.00
                             d)   923,077                $0.65                $600,000                 $204.00
                             e) 8,700,000                $0.40              $3,480,000               $1,183.20
Common Stock Underlying
TK Warrants                  a) 1,428,572                $0.28                $400,000                 $136.00
                             b)   923,077                $0.65                $600,000                 $204.00
Common Stock Underlying
Bristol Warrants                1,000,000                $0.70                $700,000                 $238.00
-------------------------------------------------------------------------------------------------------------------
TOTAL                          17,154,900 Shares                            $6,703,798               $2,279.29



(1) Calculated pursuant to Rule 457(c) and (g).

               JAWS hereby amends this registration statement on such date, or dates as may be necessary to delay our effective date, until we file a further amendment specifically stating that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement becomes effective on such date as the Securities and Exchange Commission, acting in accordance with section 8(a), may so determine.

               The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.





                   Subject to Completion. Dated April 30, 1999



                                17,154,900 Shares



                             JAWS Technologies Inc.



                                  Common Stock




JAWS is registering 17,154,900 shares in this offering. These shares, only 1,912,312 of which have been issued as of March 31, 1999, are issuable upon the draw down and conversion of all or portions of a five million dollar convertible debenture. The conversion prices range from $0.28 to $0.65 per share.



JAWS' common stock is traded on the NASDAQ National Market under the symbol "JAWZ". On March 31, 1999, the last reported sale price for the common stock on the NASD OTC Bulletin Board was $0.81 per share.



See "Risk Factors" beginning on page 10 to read about certain factors you should consider before buying shares of common stock.




                         ------------------------------




Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             JAWS TECHNOLOGIES, INC.

                              CROSS REFERENCE SHEET




              ITEM NUMBER AND HEADING IN                                LOCATION
           FORM SB-2 REGISTRATION STATEMENT                           IN PROSPECTUS
           --------------------------------                           -------------
1.    Front of the Registration Statement and Outside
      Front Cover Page of Prospectus..................  Not Applicable
2.    Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Not Applicable
3.    Summary Information and Risk Factors............  Prospectus Summary; Risk Factors
4.    Use of Proceeds.................................  Use of Proceeds
5.    Determination of Offering Price.................  Not Applicable
6.    Dilution........................................  Not Applicable
7.    Selling Security Holders........................  Selling Security Holders
8.    Plan of Distribution............................  Not Applicable
9.    Legal Proceedings...............................  Business
10.   Directors, Executive Officers, Promoters and
      Control Persons.................................  Management; Certain Transactions;
                                                        Risk Factors
11.   Security Ownership of Certain Beneficial Owners
      and Management..................................  Security Ownership of Certain
                                                        Beneficial Owners and
                                                        Management
12.   Description of Securities.......................  Description of Securities
13.   Interest of Named Experts and Counsel...........  Not Applicable
14.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities..  Not Applicable
15.   Organization Within Last Five Years.............  The Company; Business
16.   Description of Business.........................  Business; Prospectus Summary; Risk
                                                        Factors; Management's Discussion
                                                        and Analysis
17.   Management's Discussion and Analysis or Plan
      of Operations...................................  Management's Discussion and Analysis
18.   Description of Property ........................  Business
19.   Certain Relationships and Related Transactions..  Certain Transactions
20.   Market for Common Equity and Related
      Stockholder Matters.............................  Market for Common Equity and Related
                                                        Stockholder Matters; Description of
                                                        Securities
21.   Executive Compensation..........................  Management; Executive Compensation
22.   Financial Statements............................  Financial Statements
23.   Changes in and Disagreements With Accountants
      on Accounting and Financial Disclosure..........  Not Applicable

                               PROSPECTUS SUMMARY


        The following summary is explained further by detailed information contained in the financial statements and notes appearing elsewhere, or incorporated by reference into this prospectus. The statements that are not historical facts contained in this prospectus are forward-looking statements that include risks and uncertainties, including those described under "Risk Factors."



                                   THE COMPANY


        We are a Nevada corporation that owns a 100% interest in JAWS Technologies Inc., an Alberta company with offices in Calgary, Alberta, Canada ("JAWS Canada"). JAWS is a provider of information security technologies and practices, and is dedicated to the development and integration of electronic data security strategies for secure business practices. JAWS Canada has developed software encompassing encryption algorithms that use 4,096 keys to scramble data.



        The programming of JAWS Canada software has been developed over an approximate 15 year period. In May 1998, JAWS began to market JAWS L5 DATA ENCRYPTION SOFTWARE ("L5"), which operates using Windows 3.1, Windows 95, Windows 98 and Windows NT. Other platforms for the L5 are currently under development. Other available products include the L5 Data Encryption-PDA Edition Software for Palm III(TM) and an e-mail encryption product. We are currently assembling a sales and marketing team which to date, has three agreements with internet service providers ("ISP's") to market the L5 products.



        There are numerous markets for the L5. Value Added Resellers (VAR) are a significant potential market for this product. External software developers can use L5 as an added feature in their product to enhance their particular product offering. Accounting software programs, database developments, e-mail programs and communication software are all potential uses for L5. Additional potential customers include the Smart Card industry, hand-held computing devices and the telecommunications industry. L5 provides security enhancements to existing products offered by other manufacturers. Direct sales channels for L5 include Internet service providers, data warehouses, corporate networks and personal computer users.

        We entered into a Debenture Purchase Agreement on September 25, 1998 with Thomson Kernaghan & Co. Ltd. ("TK"). This Agreement allowed TK to purchase from JAWS up to two million dollars ($2,000,000) of a 10% convertible debenture and $400,000 in warrants. We have amended the September 25, 1998 Debenture Acquisition Agreement with an amended agreement dated April 27, 1999. The amended agreement, amongst other modifications, increased the two million dollar ($2,000,000) convertible debenture to a five million dollar ($5,000,000) convertible debenture ( the "CDA"). The details of the CDA are as follows:



1. $1,520,000 of the $5 million available under the CDA has previously been advanced. Of this amount, $210,000, plus interest in the amount of $3,798, has been converted at $0.1118 resulting in the issuance of 1,912,317 shares.



2.      Of the remaining balance;



        (a)     $210,000 may be converted at a fixed price of $0.28 per share;



        (b)     $250,000 may be converted at a fixed price of $0.28 per share;



        (c)     $250,000 may be converted at a fixed price of $0.40 per share.



        (d)     $600,000 may be converted at a fixed price of $0.65 per share.



        The balance of the financing, $3,480,000, will upon effectiveness of the registration statement be taken at a minimum floor price of $0.40 per share within a reasonable time period.



        In each instance, Jaws need not call the financing from TK if it does not deem market conditions favorable or the parties may re-negotiate a higher conversion price prior to any advance.



        In connection with the Amendment, TK will receive an additional $600,000 in warrants, a finance fee of 10% of the amount funded up to $2,000,000, and 8% of the proceeds in excess of two million dollars ($2,000,000). The finance fee may be paid in cash on funding or a combination of cash and shares issued in a transaction enabling the stock to be subsequently resold under an exemption of Rule 144 of the Securities Act of 1933 (the "Rule 144 Stock"). At the option of Jaws, 37.5% of the finance fee may be paid by the issuance of the Rule 144 Stock.

        We anticipate that the net proceeds from the CDA and the exercise of underlying warrants will be added to the general funds of JAWS and used for working capital and other general corporate purposes. This financing transaction, and the proceeds which may be raised by such a transaction have been made subject to an exemption provided by Regulation S of the Securities Act of 1933 (the "Reg S Offering"). See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Financing". JAWS will pay for all of the expenses of this prospectus, estimated to be approximately $150,000.



        Our executive offices are located at 1013 17th Avenue SW Calgary, Alberta, Canada T2T 0A7 and our telephone number is (403) 508-5055.



                                  THE OFFERING


Common Stock Offered Hereby...............  17,154,900 shares

Common Stock Outstanding as of
    March 31, 1999........................  10,612,317 shares

Common Stock Outstanding after
    the Offering..........................  27,767,217 shares

Use of Proceeds...........................  For the product development, expansion of sales and marketing and working capital.  See
                                            "Use of Proceeds."

Risk Factors..............................  An investment in the common stock involves a high degree of risk and immediate substantial dilution.
                                            See "Risk Factors" and "Dilution".


NASD OTC Bulletin Board Symbol............  JAWZ



--------------------------



SUMMARY FINANCIAL DATA

                        CONSOLIDATED FINANCIAL STATEMENTS


        The summary financial data in the table is derived from the audited consolidated financial statements and related notes of JAWS. The data should be read in conjunction with the consolidated financial statements and the related notes.



             SUMMARY OF SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                  Year Ended December 31, 1998   Period
                                  ----------------------------   from the date of
                                                                 Incorporation
                                                                 on January 27,
                                                                 1997 to December 1,
                                                                 1997.
Results of Operations
Revenue                                  $29,068                 $      -

Expenses                              $3,105,355                 $136,854

Net loss for the period               $3,076,287                 $136,854

Financial Position




                                    December 31, 1998            December 31, 1997
                                    -----------------            -----------------
Current Assets                         $194,549                       $7,611

Working Capital (deficiency)          $(431,166)                    $(25,365)

Total Assets                           $273,379                       $9,931

Total Liabilities                      $847,038                     $111,135
Stockholders Equity(deficiency)       $(573,659)                   $(101,204)

                                  RISK FACTORS


               An investment in the securities offered in this statement involves a high degree of risk. In addition to the other information contained in the prospectus, prospective investors should carefully consider the following Risk Factors before making an investment. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. JAWS' actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this document.




Our revenues are minimal.



               JAWS cannot foresee when we will be able to rely on revenues for the operation of our business. Revenues generated thus far have been minimal ($29,068) and outside financing is not guaranteed and is often on costly terms.



               We cannot assure investors that JAWS will continue to operate without revenues and/or other sources of funding. To date, JAWS has entered into three contracts for the sale of our services and products. We are constantly exploring different opportunities for contracting with others, however we cannot guarantee that any other contracts will be signed. Without additional contracts, it will be difficult to remain viable.



               JAWS has chosen a sales method with a lengthy sales cycle and cannot guarantee significant product sales or revenues.



               Our sales initiatives to date have not shown significant success. Our main sales initiatives involve software resellers who act as intermediaries in the sales of our L5 suite of products. This type of relationship takes longer to show results than a direct sales method. These relationships are still in a developmental stage and remain unproven. Lack of, or delay in sales by the resellers will cause delays in our results and in collecting revenues. Each of the channels for these products may take extensive time to develop before any meaningful sales may occur.

We are very dependent on the TK financing.



               There are material risks with respect to the CDA as the price at which TK will receive shares upon conversion is a set rate ( subject to being raised to a higher price only upon mutual consent) below the trading price, at the time of the issuance. This could have an adverse effect on the market prices of the shares.



               While we have secured this financing from TK, the terms of the financing are expensive. If, for some unforeseen circumstance, the TK financing were not available to us, without an additional source of financing it may be required to wind up JAWS. In this situation it is expected that the shareholders would not obtain any value for their investment.



               We believe that the financing from TK will be enough to carry on the business of JAWS for the next 12 months. If the financing is not available then we will need to find other sources of funding which we cannot guarantee would be available, or if available, it may not be on terms satisfactory to us.





Our auditors raise doubts about our ability to continue as a going concern.



               JAWS' audited financial statements include a note disclosing that our continuing operating losses and uncertain financing arrangements raise substantial doubts about our ability to continue as a going concern. There is no guarantee that we will cease to have recurring losses from operations and a net capital deficiency in the near future.




There is continued risk of unauthorized disclosure of proprietary information.



               There are risks for JAWS that are associated with tradename, intellectual property and proprietary rights. Despite any precautions that may be taken by JAWS, it may be possible for an unauthorized third party to copy or reverse-engineer certain portions of the JAWS software or to obtain or use information that JAWS regards as proprietary.



               JAWS attempts to protect our proprietary rights in JAWS' software by utilizing copyright, trademark, trade secrets laws, employee and third party non-disclosure/confidentiality agreements and other methods of protection common in the industry. We do not presently own any patents, copyright registrations or registered trademarks but have filed a U.S. patent application and trademarks for our encryption algorithm and naming conventions.


               We license the source code for our software to some customers to enable them to customize the software to meet particular requirements.

Although JAWS' source code license contains confidentiality and non-disclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the source code. Additionally, the laws of some foreign countries do not protect JAWS' proprietary rights to the same extent as the laws of the United States.



               A number of U.S. companies currently use all, or a portion of, the name "Jaws" in connection with products or services in industries different from that of our company. While we are attempting to qualify under a trademark throughout the U.S. and Canada, some risk may be present as to the ability to widely use the name "Jaws" in connection with our product or service.




We cannot guarantee against infringement claims on our product and name.



               Although JAWS products have never been the subject of infringement claims, we cannot assure that third parties will not assert infringement claims against us in the future. We cannot assure that any such assertion will not result in JAWS' being required to enter into royalty arrangements or costly litigation and liability.




Directors are limited in their liability to shareholders.



               As permitted by the Nevada General Corporation Law, JAWS' Articles of Incorporation, as amended, eliminate, with certain exceptions, the personal liability of its directors to JAWS and its shareholders for monetary damages as a result of a breach of fiduciary duty. This provision makes it difficult to assert a claim and obtain damages from a director in the event of such a breach.



The Nevada General Corporation Law provides that a corporation has the power to:



o indemnify directors, officers, employees and agents of the corporation against judgements, fines and amounts paid in settlement in connection with suits, actions and proceedings and against certain expenses incurred by such parties if specified standards of conduct are met; and



o purchase and maintain insurance on behalf of any of the foregoing parties against liabilities incurred by such parties in the foregoing capacities. The Bylaws of the Company provide for indemnification of its officers and directors against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are made parties by reason of being or having been officers or directors of the Company; except in relation to matters as to which any such director or officer is adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. However, such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or otherwise.



We are dependent upon the services and expertise of key employees.



               The loss of the services of one or more of JAWS' employees could have a material adverse effect on us as much of our development is built on the contribution of key individuals.



               Our current and future success will largely depend upon the performance of our key officers and our ability to attract and retain highly skilled managerial, technical, sales and marketing personnel. With the loss of key individuals the relationships developed through sales contacts, technical expertise and financial alliances by these key employees could be damaged or lost. In addition, JAWS' business involves the delivery of professional services and is labor-intensive. JAWS' success depends largely upon our ability to attract, develop, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. Such key personnel, officers and employees are in high demand and we cannot guarantee that we will be able to successfully attract and retain these persons.



               JAWS has historically experienced a turnover rate amongst our employees consistent with industry standards. An increase in this rate could have a material adverse effect on JAWS' business, operating results and financial condition, including its ability to secure and complete engagements.




We may experience additional risks related to acquisitions.



               We are unable to assure that acquired businesses, if any, will have revenues and earnings. The failure of JAWS to arrange a successful acquisition strategy could have a material adverse effect upon our business, operating results and financial condition.



               While there are no current plans for expansion, we may expand our operations in the future through the acquisition of additional businesses. We cannot assure that JAWS will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into JAWS without substantial expenses, delays or other operational or financial problems.



               In addition, acquisitions may involve a number of special risks or effects. These include diversion of management's attention, failure to retain key personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets and other one-time or ongoing acquisition related expenses, some or all of which could have a material adverse effect on JAWS' business, operating results and financial condition.




We may experience risks related to Year 2000 compliance issues.



               We believe that our principal software products are Year 2000 compliant. However, because our products are designed to work with other software products developed and sold by third parties, any failure of these third party software products to be Year 2000 compliant could result in the failure of JAWS' software products to operate effectively. Any such failure could harm the JAWS' reputation in the market and could have an adverse effect on sales of JAWS' products and financial performance. See "Management Discussion and Analysis of Financial Condition and Results of Operation--Year 2000 Compliance Issues".




We are dependent upon our customers' ability to meet their financial commitments to us.



               JAWS' projected income could be adversely affected if a significant number of customers were unable to meet their obligations to JAWS or if JAWS were unable to continue to collect our account receivables.



               The value of JAWS' computer equipment, software, and intellectual property may depend on the credit and financial stability of our customers. In the event of default by customers, JAWS could experience delays in enforcing its rights as a vendor and may incur substantial costs in protecting our investment.




We are a start-up company with a limited history of earnings.



               The business of JAWS should be considered highly speculative due to our present stage of development. JAWS does not have a history of earnings nor have we sufficiently diversified our business. Accordingly, we cannot mitigate the risks associated with planned activities.

               As a start-up company, JAWS has limited cash and other assets and a limited business history. Security holders must rely solely upon the ability, expertise, judgment, discretion, integrity and good faith of JAWS' management in all aspects of the development and implementation of JAWS' business strategy.




There is no guarantee that we will be able to compete successfully in the market.



               There can be no assurance that JAWS will be able to compete successfully with existing competitors or with any new competitors. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than JAWS .



               The market for information technology services is very competitive. There are a large number of competitors in our rapidly changing industry. Primary competitors include participants from a variety of market segments, including "Big Five" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. In addition, JAWS competes with its client's internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on JAWS.



               JAWS' success will depend in part on our ability to develop information technology solutions that keep pace with continuing changes in information, technology, evolving industry standards and changing client preferences. There can be no assurance that JAWS will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, JAWS will be successful in the marketplace.



                Additionally, there can be no assurance that the products or technologies developed by others will not render JAWS' services uncompetitive or obsolete. JAWS' failure to address these developments could have a material adverse effect on JAWS' business, operating results and financial conditions. See "Business-Competition".





Our stock price has been volatile and may continue to fluctuate.



               Between February 1, 1998 and March 31, 1999, the closing sale price for JAWS stock ranged from $.15 per share to $1.22 per share. The market price of JAWS common stock could continue to fluctuate substantially due to a variety of factors.



               These factors include fluctuations due to results of operations, adverse circumstances affecting the introduction of market acceptance of new products and services which may be offered by JAWS, announcements of new products and services by competitors, changes in the information technology environment, changes in earnings estimates by analysts, changes in accounting principles, sales of JAWS common shares by existing holders and loss of key personnel.



               The market price for the JAWS common shares may also be adversely affected by our ability to meet expectations of industry observers and shareholders. Failure to meet such expectations, even if these expectations are not material, could have a negative effect on the market price of our shares.






               The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. The market prices of the securities of many publicly-traded companies in the computer industry have in the past been and may in the future be especially volatile. Factors such as our operating results, announcements concerning technological innovations, new products or systems may have a significant impact on the market price of our stock.



               In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against JAWS could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon our business, operating results and financial condition.



Our stock has a limited market because it is a penny stock.



               JAWS' common stock is traded on the NASD OTC Bulletin Board and is subject to Rule 15(g)-(9) under the Securities Act of 1934. This rule adversely effects the ability of purchasers in this offering to sell the securities acquired in the secondary market.



               Rule 15g-9 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission defines a penny stock to be any equity security that has a market price of less than $5.00 per share (exclusive of commissions), subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exemption is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.



               In addition, trading in the common stock would be covered by Rules 15g-1 through 15g-6 under the 1934 Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is at least $5.00 per share.



               The regulations on penny stocks such as that of JAWS' could limit the ability of broker/dealers to sell JAWS' securities and thus the ability of purchasers of the JAWS' securities to sell their securities in the secondary market.




We have not paid dividends to date.



               JAWS has not paid any dividends on its common stock to date. JAWS does not currently intend to declare or pay any dividends on our common stock in the foreseeable future, but plans to retain earnings, if any, for development and expansion of our business operations. See "Dividend Policy".





                           FORWARD-LOOKING STATEMENTS



               This prospectus, including the documents that we incorporate by reference, contains forward-looking statements, including the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Such statements are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "JAWS believes," "JAWS intends," "we believe," "we intend" and similar words or phrases. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that our plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set out in this document. All forward-looking statements attributable to JAWS by persons acting on our behalf are contained in the cautionary statements.


USE OF PROCEEDS


               We currently anticipate the net proceeds from the CDA and all underlying warrants, to the extent that such financing is realized, will be added to the general funds of JAWS and used for working capital and other general corporate purposes. JAWS will pay all the expenses of this prospectus, estimated to be approximately $150,000.



               Our best estimates of the application of the net proceeds of the CDA are based upon present plans and current business conditions. Unforeseen events, changed business conditions and a number of other factors that are beyond the control of JAWS, could necessitate changes in the application of net proceeds. JAWS reserves the right to reallocate the net proceeds of the Reg. S Offering among the various uses described above or for such other purposes as it, in its sole discretion, deems necessary or desirable. In the event that JAWS changes the use of proceeds of this Offering, JAWS may require immediate additional debt or equity financing to meets its business plan. If the need should arise, there can be no assurance that any such financing would be available on terms that are favorable to JAWS, if at all.



               JAWS may use a portion of the net proceeds to acquire businesses, products or technologies complementary to JAWS' current business. JAWS has no present commitments or agreements and is not currently involved in any negotiations with respect to any such acquisitions. JAWS has not determined the amounts it plans to expend on each of the uses or the timing of the expenditures. The amounts actually expended for each use, if any, are at the discretion of JAWS and may vary significantly depending upon a number of factors, including future revenue growth and the amount of cash generated by JAWS' operations.



DIVIDEND POLICY



               JAWS has not paid any dividends since its inception and has no current plans to pay dividends on its common stock in the foreseeable future. JAWS intends to reinvest future earnings, if any, in the development and expansion of our business. Any future determination to pay dividends will depend upon JAWS' results of operations, financial condition and capital requirements and any other factors deemed relevant by the JAWS' Board of Directors.



                           CONSOLIDATED CAPITALIZATION


               The following table sets forth the consolidated capitalization of JAWS Technologies, Inc. as at December 31, 1998 before and after giving effect to the offerings:



                     Authorized              Outstanding as at         Pro Forma at December 31,
                                             December 31, 1998         1998 After Giving Effect to
                                                                       the Offerings
Common stock  95,000,000 common shares at     $2,648,324                $9,368,324
              $0.001 par value               (10,612,317 shares)
                                                                       (25,854,900 shares)

Preferred     5,000,000 preferred shares           Nil                       Nil
shares        at $0.001 par value



The above table reflects the following:



o JAWS authorized the increase of the authorized common stock to 100,000,000 common shares at $0.001 par value, as per shareholder approval on February 4, 1999 and prior to the issuance of these shares.



o   Includes $2,212,153 of capital in excess of par value.



o   Assumes the issuance of the following shares of common stock:



        1,912,317 shares converted in relation to the exercise of $210,000 of convertible debenture plus accrued interest under the $2,000,000 convertible debenture.



        750,000 shares at $0.28 per share under the original $2,000,000 10% convertible debenture held by TK.



        892,857 shares at $0.28 per share under the original $2,000,000 10% convertible debenture agreement.



        625,000 shares at $0.40 per share under the amended $2,000,000 10% convertible debenture agreement.



        923,077 shares at $0.65 per share under the amended $2,000,000 20% convertible debenture.

        A maximum of 1,700,000 shares at $0.40 per share under the amended $2,000,000 10% convertible debenture agreement.



        A maximum of 7,500,000 shares at $0.40 per share under the additional $3,000,000 of financing as per the amended convertible debenture agreement.



        1,428,572 shares pursuant to the exercise of warrants issued to TK, at an exercise price of $0.28 per common share, for cash consideration of $400,000. See Note 7 to the consolidated financial statements included herein.



        923,077 shares pursuant to the exercise of warrants to be issued under the additional $3,000,000 of financing as per the amended convertible debenture agreement.



        1,428,571 shares pursuant to settlement of the Investment Agreement with BAM.



        Includes contributed surplus totaling $118,462 pursuant to the receipt of funds totalling $420,000 under the $2,000,000 10% convertible debenture held by TK, representing the amount attributed to the value of the conversion option.



o Includes contributed surplus totaling $342,857 pursuant to the issuance of 1,428,572 warrants to TK, representing the value attributed to the warrants.



o Includes $35,760 netted to contributed surplus relating to the financial fees associated with both the equity component of the $420,000 advanced under the $2,000,000 10% convertible debenture agreement and the warrants.



o Includes financing fees and share issue costs of $21,117 and $65,314 respectively.




                         MARKET FOR JAWS' COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS



               The common stock of JAWS commenced quotation on the OTC Bulletin Board under the symbol "JAWZ" in late 1997. Until the third quarter of 1997 no substantial public trading market had developed for the common stock of JAWS.


               NASD OTC Bulletin Board  ........   Symbols
                        Common Stock ...........   JAWZ


               JAWS has not paid any dividends on its common stock since its inception and has no current plans to pay dividends on the common stock in the foreseeable future. In addition, JAWS' ability to pay cash dividends is restricted by JAWS' current credit facilities, and future borrowings may contain similar restrictions. JAWS intends to reinvest future earnings, if any, in the development and expansion of its business. Any future determination to pay dividends on the common stock will depend upon JAWS' results of operations, financial condition and capital requirements and such other factors deemed relevant by JAWS' Board of Directors.



               The closing price of the common stock of JAWS as reported on the NASD OTC Bulletin Board Issues on March 31, 1999, by brokers making a market, was $0.81.

               JAWS' common stock is traded on the NASDAQ OTC Bulletin Board under the symbol JAWZ. The following table summarizes the trading activity of JAWS from February 1998 to March 31, 1999.




--------------------------------------------------------------------------
                          Price Range                    Trading Volume
--------------------------------------------------------------------------
                             High           Low
February 1998                1.00           0.59             333,800
March 1998                   1.06           0.88             693,200
April 1998                   1.22           0.94           2,480,000
May 1998                     0.88           0.75             869,700
June 1998                    0.85           0.55           1,740,000
July 1998                    0.75           0.45           2,621,500
August 1998                  0.76           0.40           2,282,900
September 1998               0.45           0.28           1,608,800
October 1998                 0.33           0.16           4,070,500
November 1998                0.26           0.15           3,905,100
December 1998                0.52           0.35           8,489,200
January 1999                 0.68           0.40           3,836,000
February 1999                1.12           0.55           5,862,100
March 1999                   0.88           0.65           4,224,800

Totals                                                    41,277,600

--------------------------------------------------------------------------------



               From February 1, 1998 to March 31,1999 the high and low prices of the JAWS' common stock were $.15 and $1.22 per share, respectively. As March 31, 1999 there were approximately 52 registered holders of record of JAWS' common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


               JAWS Canada develops software encompassing encryption algorithms used to secure binary data in various forms. Since the commencement of operations in October of 1997 and through to the present, JAWS and JAWS Canada have been in a development stage. During this period, JAWS has been and is engaged primarily in recruiting personnel, establishing a corporate headquarters, developing software and licensing software from external developers for integration in JAWS Canada proprietary software.



               JAWS' internal product development costs incurred prior to establishing technological feasibility are expensed in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." In accordance with SFAS No. 86, the Company capitalizes product development costs subsequent to establishing technological feasibility and amortizes previously capitalized product development costs by using: (i) the revenue curve method; or (ii) the straight-line method over the estimated economic life of the product, which typically ranges from six months to two years.



               JAWS has experienced significant losses since our inception, resulting primarily from overhead and other costs incurred in the development and growth of the company. Moreover, JAWS expects to incur substantial up-front expenditures and operating costs in connection with the expansion of our marketing efforts, which may result in significant losses for the foreseeable future. There can be no assurance that JAWS will be able to successfully implement our growth and business strategies, that our revenues will continue to increase in the future or that we will be able to achieve or sustain profitable operations.



PLAN OF OPERATIONS



               JAWS has experienced some research and development and initial investment costs. We have planned our budget around the funds provided by TK under the CDA. Our budget has been designed to work within this capital allotment which should last for 12 months and meet the growing needs of JAWS. It is planned however, that within the next 12 months, we will reduce our dependency on the financing by TK. JAWS' growth will be controlled to remain within the total financing formula. JAWS believes we will not need any further financing other than what has been arranged. However, we continue to search for alternative forms of financing in the event TK fails to meet their financing obligation.



               JAWS plans to meet our cash flow requirements by developing a solid VAR program, alliance partnerships and direct sales methods typical of the software industry. The capital proposed in this registration statement will be used to meet our business objectives.



               JAWS continues to expend resources in researching and developing complimentary technology for our current L5 products. We anticipate that we have enough financing to continue funding research and development for the next 12 months.



               JAWS is experiencing rapid growth and as such, the number of employees has grown to 24 and is expected to reach 35 in the next year. Our equipment costs have increased in relation to this as well. To accommodate this growth we have moved to a larger facility and have incurred significant expenses related to relocating our corporate office. This expansion of our staff and facilities was planned and accounted for in our 12 month business plan.




COMPARATIVE AMOUNTS


               JAWS was incorporated on January 27, 1997 but did not commence operations until July, 1997. Accordingly, the following discussion and analysis compares the financial position of JAWS as at December 31, 1998 with that as at December 31, 1997, and compares the results of operations for the year ended December 31, 1998 with those for the fiscal period ended December 31, 1997.


RESULTS OF OPERATIONS


               Year Ended December 31, 1998 compared to fiscal period ended December 31, 1997.



               JAWS did not earn any revenues during 1997 since it was in the initial stages of development and startup. Revenues earned during the year ended December 31, 1998 were $29,068. Although substantial sales and marketing efforts were undertaken during this period, sales contracts are not booked as revenue until actually realized. We believe that sales for the next period will positively reflect these efforts.

               Expenses in all categories have increased significantly as a result of establishment of operations and moving toward commercialization stage. These include expenses related to the preparation of various marketing and sales documents and materials, requirements for office space, supplies and stationery and related costs. The significant increase in consulting expenses reflects JAWS' decision to obtain various marketing, promotion, financial and general business assistance and expertise on a contract basis for the immediate term. We anticipate that all our operating, and general and administrative expenses will continue to rise as our operation grows its markets and sales opportunities.



               The loss from operations includes a one-time write-off of JAWS' acquired software development costs. JAWS' policy of expensing software development costs as incurred until technological feasibility has been established, is consistent with generally accepted accounting principles; however, the write-off of $909,003 is a non cash item and therefore did not result in any cash flow hardship for JAWS.



               We believe that expenses will continue to increase and revenues for the next period will not be sufficient to support the expenses. We will continue to require equity investment for the next period to support these losses, with the gap between revenue and expenses lessening slightly.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES


               Net cash used in operating activities was $1,135,817 for the year ended December 31, 1998 compared to $110,798 for the fiscal period ended December 31, 1997, as a result of the increased expenses incurred as noted above. JAWS' working capital deficiency of $431,166 as at December 31, 1998 has increased from the deficiency of $25,365 at December 31, 1997. Management believes the negative working capital position must be addressed in the next period and is working toward arranging the appropriate equity investments to maintain reasonable levels of working capital.



               Cash on hand at December 31, 1998 increased to $33,732 from $111 at December 31, 1997 as a result of a series of stock issuances and funds advanced under the CDA. A net amount of $954,686 was raised during the year ended December 31, 1998 as a result of issuing equity (compared to only $35,650 during 1997) and was deployed primarily to fund working capital. In addition, JAWS repaid stockholder loans in the amount of $78,159 during this period, and acquired approximately $87,660 of fixed assets as part of building the necessary infrastructure and systems needed to support the additional staff hired during the period. Management estimates that for each new position created in the Company, approximately $7,200 will be expended in infrastructure costs (i.e. furniture, software licensing, technology and general office and stationery requirements).

               Prepaid expenses, consisting of premises deposits and legal fee retainers increased from $7,500 at December 31, 1997 to $140,456 at December 31, 1998. The decrease in organizational costs from December 31, 1997 to December 31, 1998 reflects the amortization of these costs over a 60 month period.



               Accounts payable have increase dramatically from $32,976 at December 31, 1997 to $379,720 at December 31, 1998 as a result of the efforts expended to commercialize the products and services offered by JAWS. JAWS has moved from research and development to full commercialization during this reporting period and an increase in this category was anticipated as a result of the increased activity. Management also believes that this trend will continue until cash flow from sales are realized allowing JAWS to reduce the trade accounts in a more timely fashion.



               JAWS has not established any lines of credit outside of trade accounts, and will not be in a position to negotiate any lines of credit until sales contracts have been validated and matured. JAWS has not used any debt instruments to date due to its early stage of operations.


FLUCTUATIONS IN OPERATING RESULTS


               Our quarterly operating results have fluctuated significantly in the past and will likely fluctuate significantly in the future depending on a variety of factors, several of which are not in JAWS' control. Such factors include the demand for the JAWS' products and the products of its competitors, development and promotional expenses related to the introduction of products or enhancements, the degree of market acceptance for our products and enhancements, the timing of orders from significant customers, delays in shipment, the level of price competition, changes in computing platforms, the nature and magnitude of product returns, order cancellations, software defects and other quality problems, the length of product life cycles, the percentage of our sales related to international sales and changes in personnel. Based on the foregoing, JAWS believes that period to period comparisons of operating results should not be relied upon as indicative of future results.



FINANCING


TK Convertible Debenture



               We entered into a Debenture Purchase Agreement on September 25, 1998 with Thomson Kernaghan & Co. Ltd. ("TK"). This Agreement allowed TK to purchase from JAWS up to two million dollars ($2,000,000) of a

10% convertible debenture and $400,000 in warrants. On April 27, 1999 we amended the September 25, 1998 Debenture Acquisition Agreement (the "CDA") in order to increase the amount of the debenture to five million dollars ( US $5,000,000) and in a manner that sets a fixed price for the conversion of the debenture into shares of JAWS common stock.



               As of the date herein, $1,520,000 of the $5,000,000 available under the CDA has been advanced. Of this amount, $210,000 plus interest in the amount of $3,798, has been converted at $0.1118 per share resulting in the issuance of 1,912,317 shares. Of the remaining balance, $210,000 may be converted at a fixed price of $0.28, $250,000 may be converted at a fixed price of $0.28, $250,000 may converted at a fixed price of $0.40 and $600,000 may be converted at a fixed price of $0.65.



               The balance of the financing, $3,490,000 may, at the option of JAWS, be taken down within a reasonable period from the date of effectiveness of the registration statement with a fixed conversion price of $0.40 per share. In each instance, JAWS need not call the financing if it does not deem market conditions favorable, or alternatively, the parties may, upon the mutual consent of JAWS and TK, renegotiate for a higher conversion price.



               In connection with the amendment to the CDA, TK will receive an additional $600,000 in warrants, at $0.65 which may result in the issuance of 923,077 shares. There will be a finance fee of 10% of the amount funded through the purchase of debentures of up to two million dollars ($2,000,000), and 8% of the proceeds funded in excess of two million dollars ($2,000,000). The finance fee may be paid in cash or funded on a combination of cash and Rule 144 Stock. At the option of JAWS, 37.5% of the finance fee may be paid by the issuance of the Rule 144 Stock.


               The TK warrants were negotiated to be 20% of the first $2,000,000,which resulted in the issuance of 1,428,572 warrants exercisable at $0.28 per share and 20% of the additional $3,000,000 for an additional issuance of 923,077 warrants exercisable at $0.65 per share.



               In connection with the CDA, JAWS has undertaken to register pursuant to a Form SB-2 Registration Statement, one hundred percent (100%) of the shares underlying the debentures and the warrants.



               TK is distributing the debentures from the CDA in an offshore transaction that is exempt from registration requirements under Regulation S. The distribution by TK is to purchasers who are not defined as US persons by Rule 902 (o) of Regulation S.



BAM Warrants



               On April 26, 1999, JAWS issued a warrant for the purchase of 1,000,000 shares of common stock to BAM at a price of $0.70 per share. The warrants are exercisable, in whole or in part, at any time prior to April 15, 2002. The warrant has been issued in consideration of terminating an

Investment Agreement with JAWS. The shares underlying the warrant are being registered under this registration statement.





YEAR 2000 COMPLIANCE ISSUES



               JAWS, as well as its customers and suppliers and the financial institutions and governmental entities with which it deals (collectively, "Third Parties"), utilize information systems that will be affected by the date change to the year 2000. Many of these systems, if not modified or replaced, will be unable to properly recognize and process date-sensitive information before, on and after January 1, 2000.


State of Readiness


               In July, 1998, JAWS organized a Year 2000 project team to assess the impact of the Year 2000 issue on its operations, develop plans to address the issue and implement compliance. The project team developed a company-wide, Year 2000 remediation plan which consists of a ten-step process to examine our own system and those which we estimated may adversely affect our systems: (1) in-house computer equipment; (2) outside supported network equipment; (3) bandwidth providers; (4) in-house software; (5) outside supported network software; (6) contractors; (7) in-house auxiliary equipment; (8) physical plant;
(9) suppliers; and (10) liability.



               For each of the above-listed systems JAWS' approach toward becoming Year 2000 compliant has been as follows:


               (1)    In-house computer equipment:


                      Since inception, we have insisted that all new equipment purchased be certified to be year 2000 compliant. JAWS has not dealt with legacy equipment for internal use and will only purchase computer equipment manufactured by Year 2000 compliant manufacturers.


               (2)    Outside supported network equipment:


                      JAWS has limited its outside resource affiliations to one company. FutureLink Distribution Corporation maintains our network system. JAWS has requested a full report from this company relative to their compliance.


               (3)    Bandwidth providers:

                      JAWS has limited its bandwidth provider to FutureLink Distribution Corporation.


               (4)    In-house software:


                      JAWS' own products have been carefully scrutinized for compliance. We believe that all in-house software products developed by us are year 2000 compliant.


               (5)    Outside support network software:


                      JAWS relies on FutureLink Distribution Corporation for all outside software needs with the strict mandate to only supply Year 2000 compliant support software. A full report has been requested from FutureLink.


               (6)    Contractors:


                      No contractors have been engaged to perform programming work. Due to the nature of JAWS' product line, strict controls are followed to ensure no outside contractors have access to JAWS'systems, designs and programming.


               (7)    In-house auxiliary equipment:

                      All auxiliary equipment used and owned by JAWS is less than 12 months old, including phone systems, printers and photocopiers. We have requested Year 2000 compliance certificates from each manufacturer.


               (8)    Physical plant:


                      JAWS currently leases office space in the downtown core of Calgary, Alberta. A notice requesting Year 2000 compliance has been delivered to the landlord.


               (9)    Suppliers:

                      All critical stock items will be in stock prior to the beginning for the year 2000 thus eliminating inventory pressure for the first quarter of 2000.


               (10)   Liability:

                      JAWS has received definitive answers from all insurance carriers with the common consensus that no liability is covered under JAWS' current policies. JAWS believes that it has reduced its risk to levels such that they do not warrant additional or special insurance at this time.


Estimated Cost of Remediation


               JAWS currently estimates total expenditures of approximately $25,000 of which approximately $15,000 had been expended as of March 31, 1999, to make the required Year 2000 modifications and replacements to its own systems. All modification and maintenance costs, including costs to replace embedded technology that does not significantly extend the life or improve the performance of the related asset, are expensed as incurred. Costs to purchase new hardware and software and to replace embedded technology that does significantly extend the life or improve the performance of the related asset are capitalized and depreciated over the assets' useful lives. All of these costs are being funded through internal cash flow. The estimated total cost does not include any expenditures that may be incurred in connection with the implementation of contingency plans, discussed below.


Most Reasonably Likely Worst-Case Scenario


               JAWS currently believes that we will be able to modify or replace our own affected systems in a timely fashion. This will minimize detrimental effects on our operations, subject to timely assistance by the vendors of certain process-control systems. JAWS has received written assurances regarding Year 2000 compliance from some, but not all, third parties with respect to their own systems and is not in a position to reliably predict whether third parties will experience remediation problems. If JAWS or major third parties fail to successfully address the Year 2000 issue, there could be a material adverse impact on the business and results of operations of JAWS.



               JAWS has not determined the most reasonably likely worst-case scenario that would result from any failure by JAWS or third parties to resolve the Year 2000 issue. JAWS will consider this matter in connection with its development of contingency plans, discussed below. However, such a scenario could include a temporary curtailment or cessation of operations at JAWS' facilities, with a resulting loss of production; safety and environmental exposure and a temporary inability on the part of JAWS to process orders and deliver finished software products to customers on a timely basis.


Contingency Plans

               To date, JAWS Year 2000 efforts have been devoted primarily to the readiness program described above. JAWS has not yet developed contingency plans to address and mitigate the potential risks associated with the most reasonably likely worst-case scenario. JAWS expects to have such plans in place by mid-1999. Such plans may include, among other things, seeking alternative sources of supply, stockpiling raw materials and increasing inventory levels.



               JAWS Year 2000 program is an ongoing process. Estimates of remediation costs and completion dates as well as projections of the possible effects of any non-compliance are subject to change.



               JAWS has not conducted a systematic evaluation of the Year 2000 compliance of our vendors and customers. As a result, it is possible that JAWS' future performance may be adversely impacted by payment and financial difficulties experienced by customers, and by shipping, fulfillment and accounting difficulties experienced by vendors. We believe that we has sufficient resources, including cash reserves and inventory supplies, to maintain operations during delays in payments or supplies of inventories. However, we are aware that extended difficulties by larger vendors may have a significant impact; however, it is unable, at this time, to anticipate the extent of any such impact, were it to occur.



RECENT ACCOUNTING PRONOUNCEMENTS



               In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivatives and Hedging Activities". JAWS does not acquire derivatives in hedging activities.



                                    BUSINESS


               JAWS is a Nevada corporation which owns a 100% interest of JAWS Technologies, Inc. a corporation formed under the laws of the Province of Alberta, Canada ("JAWS Canada"). JAWS Canada has offices in Alberta, Canada and develops encryption proprietary software for JAWS US. JAWS US was incorporated as a Nevada corporation on January 27, 1997 under the name E-Biz Solutions Inc. On March 27, 1998, the company changed its name to JAWS Technologies, Inc.



               JAWS Canada develops software encompassing encryption algorithms used to secure binary data on various forms, including streaming and blocked based data. Currently, JAWS Canada's software technology is capable of encrypting to a bit level of 4,096. JAWS Canada software operates under

Windows 3.1, Windows 95, Windows 98, and Windows NT. Other platforms are currently under development.


               JAWS has also completed a beta release of L5 e-mail encryption software for Microsoft Outlook users. This product is currently being tested by selected e-mail users. The product enables users to protect e-mail and attachments by pressing a single button for encrypt/decrypt. We have also completed development of L5 Data Encryption PDA Software for Palm III(TM) connected organizers. This software provides encryption capabilities securing sensitive information stored in Palm III(TM) organizers.



               The e-mail product we are offering to the ISP market is a plug in device. It allows users to encrypt an e-mail message from point of sending and keeps it secure until the recipient accesses the decrypt function allowing the message to be read. The recipient need not own the e-mail product to decrypt, but through an attached link may simply access the decrypt function from JAWS. Also, our e-mail product can be downloaded from our central server so there is minimal need for production of software disks, manuals and packaging. Nonetheless, we manufacture and produce all software products, including packaging, serializing and labelling in our corporate office in Calgary, Canada. The selling price per user is $49.95.



               The programming of JAWS Canada software has been in development for approximately 15 years. The result is an easy to use means of private key, very strong encryption. The term "strong encryption" is used to describe codes that are nearly impossible to break, if not undecipherable in a finite number of tries.



               A sales and marketing team for the L5 Data Encryption software was put in place in May 1998. Organizing collateral materials (boxes, CD cases, stationary, brochures) for the JAWS identity was their foremost effort as well as establishing relationships with public relations companies to provide market awareness and industry interest in our product. Much effort is currently underway toward the development of VARs and original equipment manufacturers ("OEM") channels.



               In December of 1998 JAWS entered into three agreements with Internet Service Providers ("ISP's") to implement themselves and market to their users the L5 and JAWS e-mail encryption product. All three agreements provide for royalties to be paid to JAWS based on the numbers of their users who download our products.




               Numerous markets exist for the JAWS Canada software. Management believes that VARs entail a significant potential market for JAWS Canada products. Such external software developers can use the JAWS software as a utility embedded in their product to augment or enhance their particular product offering. Accounting software programs, database developments, e-mail programs and communication software are all potential channels for JAWS software. Additional potential customers include the Smart Card industry, hand-held computing devices, telecommunications and access control devices. L5 is implemented as a software utility to provide security enhancements to existing product offerings by other manufacturers. Direct sales channels include product offerings to Internet service providers (ISP), data warehouses, corporate networks and personal computer users.



               We began our marketing process for L5 in May of 1998 and although there has been much interest in L5, there has not been significant sales. We believe there are a number of factors affecting the sales of L5. First, many systems managers are postponing significant security purchases due to the Y2K issue. This barrier will be removed by January 1, 2000. Second, many potential purchasers are aware of security as an issue and are educating themselves as to what products and services are available and identifying their needs. Third, the selling cycle for security software through the resellers and VAR programs we have implemented take considerable time to close.


Services


               JAWS' efforts to remain competitive in the marketplace include providing customers with professional services such as security audit practices, security business plan development (including security policy development), implementation practices and re-audit or validation processes. JAWS has developed its services around the premise of full information security solutions. This means professional services followed by strong product offerings to maintain the best possible solution for the given client. JAWS believes that the marketplace is not geographically restricted, size restricted, or sector specific. JAWS' professional services can be offered to government agencies, military agencies, small corporations, large corporations, financial institutions, industrial clientele and foreign entities.



               JAWS' security audit technology is sold to customers and used by customers so that they may understand the full magnitude and risks inherent with their current systems information technology ("IT"). This is achieved through a number of practices including intrusion testing, penetration testing, site mapping and systems testing with specialized software. Once JAWS fully understands the risk revealed in the audit, its customer-specific business plan for IT securities can be developed. At the option of the client, JAWS can then integrate the appropriate software and products to meet customer needs. The cost analysis associated with such implementation and products is a critical planning path. This ensures that the customer meets its objectives, and provides policy guideline development to ensure that JAWS and the customer, understand the necessary uses of security. The business plan generally includes a cost analysis to ensure the customer understands the true cost of security in relationship to its risk, a critical path schedule to ensure the customer meets its objectives and policy guidelines development to ensure employees of JAWS fully understand the security elements. Finally, JAWS provides training for the customers' staff to ensure that its employees adopt the corporate culture established by the business plan.



               JAWS also offers re-auditing practices to assist the customer in maintaining its security policies. The re-audit is much like a report card for the customer to ensure that it is maintaining the policies and procedures underlying the JAWS Canada software.



               The security service division of JAWS believes that in order to provide satisfactory solutions for its customers, product offerings must include those of competitors, and in most cases, suppliers of security software, hardware and firmware. This is achieved through standard licensing contracts with other security product vendors such as Network Associates, providers of intrusion detection products, and other security products.


Information Security Marketplace


               JAWS believes that the marketplace for encryption software is virtually unrestricted by size and geography. With the ongoing drive of the computer industry toward open computing, enormous security risks have been revealed. Corporations, government, institutions and foreign entities are all faced with security questions, and as these organizations grow, their network security will constantly be faced with new challenges. The information industry in the last ten years has changed from information gathering and information warehousing, to information sharing. Such information sharing is growing exponentially, with security being the first component of any solid information system, whether it is internal or external. More and more, corporations are finding that their information is their asset and such proprietary information whether it is market intelligence, corporate planning, corporate development, or client information, must at all costs remain secure within the organization while at the same time, be available to strategic partners, employees and management. The only way to ensure maximum use of all information gathered and deployed is through security.



               According to San Jose, CA, based Data Quest, IT services now make up 37.5% of all IT spending. Computer sales represent 28.8%, software 14.3% and telecommunication equipment 9.3%. Approximately $262 billion were spent on IT services in 1996 and it is anticipated that users will spend approximately $413 billion in the year 2000. A portion of this enormous IT budget for the year 2000 will include a significant amount related to system security.

COMPETITION



Products



               A number of companies have developed various security products ranging from encryption software to firewalls to intrusion detection software or hardware solutions. No one particular product in the marketplace controls market share. Two distinctive competitors, RSA and PGP (Network Associates) have led in the sale of encryption software. JAWS believes that this lead is a result of being first to the marketplace and commercializing a product specific to individual users rather than government agencies. With only two strong competitors in the marketplace, JAWS believes that there is room for additional products, specifically those products that provide stronger, faster, and easier to use solutions for the consumer.



               An added enhancement of the opportunity for new players in the marketplace is the typical customer's unwillingness to turn over all security to a specific product or corporation. JAWS engages in market study and competitive study research to ensure that JAWS remains aware of other competing product development. Although other products have entered the marketplace, due to the size of the market plus the constantly changing atmosphere, JAWS believes it can penetrate the market with its products. JAWS also believes that healthy competition has aided in the development of the marketplace through customer awareness that information security is critical.



Services



               Information auditing services, security business planning, implementation, and security management are relatively new industries, as such, very few large size competitors exist and only small firms are providing the services at this time. The growth is anticipated to be exponential over the next number of years JAWS is positioning itself to be one of the dominant market players in these areas of professional services. It will achieve this through both internal growth, and external growth through acquisitions. JAWS is aggressively pursuing a number of the small operators in this field in order to maintain its high sales expectations.



BUSINESS STRATEGY



               The blend of both product and services offered by JAWS is the strategy for ensuring that it is well positioned in the customer's mind as being the number one source for information security solutions. JAWS has developed specific business processes and marketing strategies that will ensure that it meets and exceeds the market expectations. Reaching the marketplace is achieved through conventional marketing tactics but also through educational processes, such as seminar delivery through accounting and legal firms to their client base, value added reselling programs and a strong channel marketing strategy. JAWS believes it can grow its practices, deliver services and products in a cost-effective manner, but yet be able to handle superior volumes through exceptional business processes developed by JAWS.


Customer Support


               JAWS provides a high degree of initial and continuing customer service, and support at a level JAWS believes generally exceeds industry standards. JAWS believes that its focus on customer service will be a key factor in its high level of customer retention and growth in revenues. Support is available to the customer through a help desk process and eventually via regional technicians.


Technological Change


               Although JAWS is not aware of any pending or perspective technological change that would adversely affect its business, new development in technology could have material effect on the development or sale on some or all of JAWS' services or could render its services not competitive or obsolete. There can be no assurance that JAWS will be able to develop or acquire new or improved services or systems, which may be required in order to remain competitive. JAWS believes however, that technological change does not present a material risk to JAWS' business but enhances its business opportunities. Each technological change reveals new security issues that must be addressed by professional services and results in new products.



Intellectual Property Matters


               JAWS is in the process of applying for a U.S. patent. JAWS maintains strict confidentiality practices with its employees including contractual obligations by the employees. JAWS has not registered any of its trademarks, trade names or service marks. JAWS owns the copyright in all the software created by its employees and the copyrights which it has contractually acquired. JAWS also believes that because of the rapid pace of technological change in the computer industry, copyright and other forms of intellectual property protection are of less significance within its services division. JAWS' business is not dependent on a single license or group of licenses. JAWS is experienced in handling confidential and sensitive client information that is intrinsic or critical to its corporate culture.


ENVIRONMENTAL LAWS

               JAWS endeavors to follow all recycling programs and maintains its awareness of the changing environmental laws.


EMPLOYEES



               As of March 31, 1999, JAWS employs approximately 24 full time staff. None of JAWS' employees are represented by any type of labor organization and JAWS is not aware of any activity by employees seeking organization. JAWS considers its relationships with it employees to be satisfactory. JAWS has, in its early stages, developed strong human resources practices with belief that the growth of JAWS is completely reliant on its human resources and as such, pays great detail and attention to human resource factors.



INSURANCE



               JAWS maintains insurance coverage that management believes is reasonable, including key man life insurance policies, business interruption insurance, asset protection and public liability insurance. JAWS also maintains extensive data backup procedures to protect both client and JAWS data.


DESCRIPTION OF PROPERTY


               JAWS maintains its offices and computer center in a facility approximately 10,000 square feet in Calgary, Alberta, Canada, from the director of corporate affairs of JAWS under an arm's length arrangement. In the past, JAWS has purchased most of its equipment, and is now considering leasing all future equipment. JAWS believes that its current and proposed facilities are in good condition.


LEGAL PROCEEDINGS


               There is currently one legal matter whereby David Aplin & Associates provided employee placement services. Two of the employees hired by JAWS through David Aplin were released prior to the expiration of the statutory 3 month probationary period. As such, JAWS has refused to pay David Aplin's placement fee for these two individuals. David Aplin & Associates believes that regardless of the suitability of these two placements, their fees remain due and payable and as such has submitted a statement of claim registered in the Alberta Court of Queen's Bench. JAWS has defended this action and will continue to monitor the case through our Canadian legal counsel. The total exposure to JAWS through this action is approximately $28,000 ($41,580 Canadian dollars).

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT



               The following table sets forth the number and percentage of the outstanding shares of common stock owned beneficially as of March 31, 1999, by each director of JAWS, by each officer of JAWS, by the four other most highly compensated executives other than the CEO, by all directors and executive officers as a group, and by each person who, to the knowledge of JAWS, beneficially owns more than 5% of any class of JAWS' voting stock on such date.




NAME AND OFFICE OF BENEFICIAL OWNER           AMOUNT AND NATURE OF
                                               PERCENT OF CLASS(2)
BENEFICIAL OWNERSHIP(1)
Robert J. Kubbernus                             657,000                6.19%
Vera Gmitter                                      4,000                0.04%
Julia Johnson                                    50,000(3)             0.47%
Gayle Howard                                     21,200                0.20%
Arthur Wong                                      50,000(3)             0.47%
TK                                            7,454,900(4)            41.26%
All directors and officers as a group
  (5 persons)                                    782,200               7.37%




(1) Unless otherwise stated, the business address of each of the stockholders named in the table is c/o JAWS Technologies Inc., at 1013 17th Avenue S.W., Calgary Alberta T2T 0A7, Canada. Except as otherwise indicated and subject to applicable community property and similar laws, JAWS assumes that each named person has the sole voting and investment power with respect to such person's shares.



(2) Percentage of class is based on 10,612,317 shares outstanding on the record date, and does not include 9,016,255 shares currently held in escrow by TK pursuant to the terms of the debenture acquisition agreement which are not eligible to be voted as of the record date. These shares are not considered issued and outstanding for purposes of a quorum or voting. Such shares underlie the CDA for the purchase of such shares which, as of the record date, had not been converted.


(3) Options for the purchase of shares which have vested and are exercisable at any time.



(4) TK disclaims beneficial ownership of shares. Includes shares already issued under the conversion of a portion of CDA, shares issuable upon conversion of the portion of CDA which has been drawn down and warrants to TK. See "Management Discussion & Analysis of Financial Condition and Results of Operations -- Financing."



                                   MANAGEMENT

DIRECTORS AND OFFICERS


               The current directors and executive officers of JAWS are as follows:




     Name                                   Position Held
     -------                                ----------------
Robert Kubbernus                            Chairman of the Board and Chief Executive Officer
Cameron Chell                               Director
Julia Johnson                               Director
Arthur Wong                                 Director
Vera Gmitter                                Vice President Operations
Tej Minhas                                  Vice President Technology
Gayle Howard                                Vice President Sales & Marketing




               Robert Kubbernus has 13 years of financial experience working with high tech firms in the Calgary area. Before joining JAWS in 1997, he raised more than $475 million in debt financing for a long-term corporate client base. Since joining JAWS as CEO and Chairman, his primary responsibilities have been to oversee JAWS' security product developers, provide executive direction and develop key contacts within government, corporations, funders, clients, insurance underwriters and the investment community. From 1992 to 1997, Mr. Kubbernus held the position of President and CEO at Bankton Financial Corporation. He headed up a team of corporate financial consultants who specialize in the placement of debt instruments with institutional and private lenders. Before 1992, he was the Chief Financial Officer as well as the Chief Development Officer at Bankers Capital Group, where he developed new products and markets as well as overseeing the financial controls of the organization.

               Cameron Chell has several years of experience in developing financing solutions for high-tech organizations. As a registered broker, he has aided corporations through their initial financing and start-up phases. Mr. Chell is also CEO and Chairman of FutureLink Distribution Corp. In 1997, in partnership with Mr. Chris McNeill, an investor relations specialist, Mr. Chell opened his own investment banking firm, Chell McNeill Inc. The firm was established to assist high-tech companies like JAWS, FutureLink and others in acquiring market and investor relations support.


               On November 6, 1998, Cameron Chell entered into a Settlement Agreement with the Alberta Stock Exchange to resolve a pending investigation into alleged breaches by Mr. Chell of Alberta Stock Exchange rules and bylaws. As part of the Settlement Agreement, (i) Mr. Chell acknowledged that he had breached certain duties of supervision, disclosure, or compliance in connection with various offers and sales of securities, and (ii) Mr. Chell was prohibited from receiving Alberta Stock Exchange approval for a five-year period, subjected to a CDN$25,000 fine and a three-year period of enhanced supervision.

               Julia L. Johnson is a nationally-recognized authority on utility regulation in the U.S. She currently serves as Chairman of the Florida Public Service Commission (the "Commission"), state Chair person of the Federal/State Joint Board on Universal Service, Vice Chairman of the Communications Committee of the National Association of Regulatory Utility Commissioners, and board member for the Markle Foundation on a project that encourages the use of new communications technologies for socially beneficial purposes. Before being appointed to the Commission, Ms. Johnson served as the Director of Legislative Affairs and senior land use attorney for the Department of Community Affairs. She was the chief lobbyist representing the agency before the Florida Legislature on land use issues. In 1997, Ms. Johnson received the Dollars & $ense Magazine's Best and Brightest Business & Professional Men and Women award. In 1996, she received the University of Florida Association of Black Alumni's Outstanding Leadership Award. Ms. Johnson holds a Juris Doctorate with a concentration in corporate and real estate transactions from the University of Florida School of Law, as well as a Bachelor of Science in Business Administration from the University of Florida.


               Arthur Wong provides strategic direction to JAWS in the area of channel development. In the past seven years Mr. Wong has founded one oil and gas and three technology companies, taking two of those companies public. In his current role of Fellow for Network Associates Inc. of Santa Clara, California, Mr. Wong heads up Active Security issues and spearheads the adoption of new security infrastructures for global enterprises and integrators. He also develops standards for new security infrastructures and works on its integration and adaptation internationally. In 1996, Mr. Wong founded and managed Secure Networks Inc., an organization that developed Internet security tools and offered security consulting before it was acquired by Network Associates Inc. for approximately $25 million. He is the Managing Director and Founder of H2O Entertainment Corp., a Calgary-based organization that develops products for Nintendo and its N64 game platform. Mr. Wong also founded Millennium Systems Canada Inc., a wholesale distributor of high-end computer equipment. Mr. Wong holds a Bachelor of Science in Communication from the University of Calgary.


               Vera Gmitter is Vice President of Operations for JAWS. Ms. Gmitter is responsible for day to day operations including financing, government regulation, policies and procedures. Ms. Gmitter has owned and operated numerous businesses in the service and retail industries. Before joining JAWS, Ms. Gmitter held the position of General Manager at Bankton Financial Corporation. Through Continuing Education, she has helped women entrepreneurs retraining to enter the workforce. She has also taught Junior Achievement, a North America-wide business program aimed at educating Elementary school aged children. Ms. Gmitter holds a Bachelor of Arts in Political Science and Economics from the Augustana University.


               Tej Minhas has professional experience with Sybase Professional Services, Dofasco, Pace and the Government of Ontario. His knowledge of software development platforms includes expertise in C, C++, COBOL, Pascal, OO, Assembly, PL1 and hardware (e.g. IBM, SUN, HP, Intel, DEC, Apple, GEAC) platforms. Mr. Minhas has provided IT consulting services to a variety of industry sectors including insurance, banking, telecommunications, oil & gas, retail and agriculture. While working with Sybase, Mr. Minhas moved from principal consultant to district manager for Canada. Mr. Minhas holds a Bachelor of Science in Computer Science from the University of Toronto.


               Gayle Howard is the Vice President of Sales and Marketing for JAWS. Ms. Howard provides JAWS with strategic planning and positioning for the sales and marketing of JAWS Security products and services into international business markets. Gayle holds a Bachelor of Commerce degree with a double major in Marketing and General Business from the University of Saskatchewan. She has also earned awards in Strategic Marketing, Public Speaking as well as her athletic achievements.



BOARD OF DIRECTORS AND COMMITTEES



               The Board of Directors has nominated a Compensation Committee consisting of two outside directors and one internal director. Any and all compensation plans for the executive members are reviewed on an annual basis. The executive compensation for JAWS is pursuant to a Company Stock Option Plan.



               The Compensation Committee currently consists of Julia Johnson, Arthur Wong and Cameron Chell. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers of JAWS. The Audit Committee consists of Julia Johnson, Arthur Wong and Cameron Chell.



COMPENSATION OF BOARD OF DIRECTORS



               Out of pocket expenses of directors related to their attendance at meetings of the Board of Directors of JAWS are paid by JAWS. JAWS may reimburse expenses incurred by directors related to Board of Directors meetings. Each of Ms. Johnson and Mr. Wong are to be compensated in 1998 for their services rendered to JAWS in an amount equal to US$60,000 for the related eighteen month period of service payable at JAWS' sole discretion, in stock or in cash. In addition, the directors are eligible to receive stock options under the JAWS 1998 Stock Option Plan. No other payments have been made to the directors.



EXECUTIVE COMPENSATION



               The following table sets forth information concerning compensation of the six senior officers and directors of Jaws Canada for the fiscal year from January 1 to December 31, 1998.

============================================



                                                                                         Long Term
                                             Annual Compensation                        Compensation
                            ----------------------------------------------------------  ------------
                                                                                         SECURITIES
                                                                             OTHER       UNDERLYING
                                                                             ANNUAL        OPTIONS          ALL OTHER
      NAME AND                                SALARY             BONUS    COMPENSATION     GRANTED         COMPENSATION
PRINCIPAL POSITION          PERIOD ENDED       ($)                ($)         ($)            (#)               ($)
-----------------------------------------------------------------------------------------------------------------------
Chief Executive                 1998       135,000 USD            Nil         Nil           350,000            CDN$
Officer
Robert Kubbernus

Director                        1998        16,667 USD            Nil         Nil           250,000            CDN$
Cameron Chell

Director                        1998        16,667 USD            Nil         Nil           200,000            CDN$
Julia Johnson

Director                        1998        16,667 USD            Nil         Nil           200,000            CDN$
Arthur Wong

VP, Operation                   1998       24,750 CDN$            Nil         Nil            82,500            CDN$
Vera Gmitter

VP, Technology                  1998       34,375 CDN$            Nil         Nil            88,000            CDN$
Tej Minhas



============================================





                                STOCK OPTION PLAN



               In July 1998, JAWS US adopted the 1998 Stock Option Plan ("SOP") which provides for the grant of incentive and restricted stock options to purchase 20% of the outstanding shares of common stock.



               The purpose of the SOP is to enable JAWS to attract and retain qualified persons as employees, officers and directors and to motivate such persons by providing them with an equity participation in JAWS. The options granted which are intended to qualify as Incentive Stock Options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), is designed to afford qualified optionees certain tax benefits available under the Code.

               The SOP is administered by the Board who is authorized to appoint a stock option committee to determine the persons entitled to receive options.


               The maximum number of shares with respect to which options may be granted to any employee in any one calendar year is 500,000 shares. The purchase price for the shares subject to the SOP is determined by the plan administrator at the time of the grant, but shall not be less than the par value per share. The purchase price for shares subject to any Incentive Stock Option shall not be less than 100% of the fair market value of the shares of common stock of JAWS on the date the option is granted. In the case of an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of JAWS or its subsidiaries, the exercise price shall not be less than 110% of the fair market value per share of the common stock JAWS on the date the option is granted.



               As March 31,1999 JAWS had granted options under the SOP to purchase a total of 2,007,000 shares of common stock at exercise prices ranging from $.15 to $.77 per share. Of such options, 1,286,500 options were granted to officers and directors and expire in July, 2008. The balance of options outstanding have been issued to third party contractors and consultants.






                            DESCRIPTION OF SECURITIES





               As of the effective date of this registration statement, JAWS is authorized to issue: (a) 95,000,000 shares of common stock, par value of $.001 per share; and (b) 5,000,000 shares of Preferred Stock, par value of $.001 per share. As of March 31,1999, there were 10,612,317 shares of common stock issued and outstanding as fully paid and non-assessable and no shares of Preferred Stock issued. As of the date hereof, JAWS has reserved 20% of the outstanding shares for issuance under the SOP.


               The following is a general description of the material rights, privileges and restrictions and conditions attaching to each class of shares:


COMMON STOCK



               Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of JAWS, and subject to the prior distribution rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of common stock shall be entitled to receive pro rata all of the remaining assets of JAWS available for distribution to its stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.



PREFERRED STOCK



               The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Nevada, with approval by JAWS' stockholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Shares.



TRANSFER AGENT



               U.S. Stock Transfer Corporation is the transfer agent and registrar for the shares of common stock.




                              CERTAIN TRANSACTIONS



Consulting Fees



Since inception in 1997, JAWS has paid consulting fees in an amount of $120,486 to Robert Kubbernus, $14,514 was paid to Bankton Financial Corp., a corporation managed by Robert Kubbernus, $47,986 to Cameron Chell and $16,524 to Mitch Tarr. Additionally, JAWS enters into consulting agreements for a number of services, such as employee research and bonding services, employee placement services, website development services, software development services and some sales and marketing services. JAWS will experience relatively the same ratio of consulting service requirements on a go forward basis in the future. See "Financial Statements".

Directors' Agreement



               Each of Ms. Julia Johnson and Mr. Arthur Wong have entered into agreements with JAWS pursuant to which they have agreed to act as a director on the Board for a period of eighteen months. In consideration of such services, the agreement grants each of such directors a fee of stock or cash equal to $60,000. In addition, the directors have been granted options to purchase 200,000 shares of JAWS at a price per share equal to $0.48, exercisable until August 1, 2000.




Indemnity Agreement



               Each of JAWS' directors have entered into an indemnity agreement with JAWS pursuant to which JAWS has agreed to indemnify them in third party proceedings and in proceedings by or in the name JAWS.




TK Financing



JAWS has entered into the CDA with TK. See "Management Discussion & Analysis-Financing".



                            SELLING SECURITY HOLDERS



               The Selling SECURITY HOLDER (or pledges, donees, transferees or successors in interest) may sell all or a portion of the respective Selling SECURITY HOLDER'S Securities held by them from time to time while the registration statement of which this Prospectus is a part remains effective. The aggregate proceeds to the Selling SECURITY HOLDERS from the sale of the respective Selling SECURITY HOLDER'S Securities offered by the Selling SECURITY HOLDER hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling SECURITY HOLDERS will sell any or all of the Selling SECURITY HOLDER'S Securities offered hereby.



               The Selling SECURITY HOLDERS' Securities may be sold by the Selling SECURITY HOLDERS in transactions on the OTC Bulletin Board, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices or through the writing of options on the Selling SECURITY HOLDER'S Securities. The Selling SECURITY HOLDER may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Selling SECURITY HOLDER'S Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling SECURITY HOLDER may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling SECURITY HOLDER in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Selling SECURITY HOLDER'S Securities, from such purchaser). Broker-dealers may agree with the Selling SECURITY HOLDER to sell a specified number of such Selling SECURITY HOLDER'S Securities at a stipulated price per Selling Security Holder's Security, and to the extent that such broker-dealer is unable to do so, acting as agent for the Selling SECURITY HOLDER to purchase as principal any unsold Selling SECURITY HOLDER'S Securities at the price required to fulfill the broker-dealer commitment to the Selling SECURITY HOLDERS. Broker-dealers who acquire Selling SECURITY HOLDER'S Securities as principal may thereafter resell such Selling SECURITY HOLDER'S Securities from time to time in transactions (which may involve crosses and block transaction and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Selling SECURITY HOLDER'S Securities commissions as described above.



               The Selling SECURITY HOLDER and any broker-dealers or agents that participate with the Selling SECURITY HOLDER in sales of the Selling SECURITY HOLDER'S Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agent and any profit on the resale of the Selling SECURITY HOLDER'S Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.



               The Company will pay all expenses incidental to this offering and sale of the Selling SECURITY HOLDER'S Securities to the public other than selling commissions and fees.



               The Selling SECURITY HOLDER have been advised that during the time they are engaged in "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this Prospectus, they must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; and (ii) shall not bid for or purchase any securities of the Company or attempt to include any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling SECURITY HOLDER who are "affiliated purchasers" of the Company, as defined in Regulation M, have been further advised that they and their affiliates must coordinate their sales under this Prospectus and otherwise with the Company and any other "affiliated purchasers" of the Company for purposes of Regulation M. The Selling SECURITY HOLDER must also furnish each broker through which Selling SECURITY HOLDER'S Securities are sold copies of this Prospectus.




                                  LEGAL OPINION



               The validity of certain of the Securities offered hereby will be passed upon for JAWS by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.




                                     EXPERTS



               The Consolidated Financial Statements of JAWS audited by Ernst & Young LLP, Independent Chartered Accountants have been included herein in reliance on their report given in their authority as experts in accounting and auditing.


               The audited Financial Statements of Jaws Canada, audited by Ernst & Young LLP, Independent Chartered Accountants have been included herein in reliance on their report given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

               For further information with respect to JAWS Technologies Inc. and our common stock, reference is made to the registration statement, including the exhibits. Statements concerning the contents of any contract or of any other document are not necessarily complete. In each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement. The registration statement, including all of the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates and at the Commission's web site, www.sec.gov.

                        CONSOLIDATED FINANCIAL STATEMENTS





                             JAWS TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)





                           DECEMBER 31, 1998 AND 1997

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of JAWS TECHNOLOGIES, INC.


We have audited the accompanying consolidated balance sheets of JAWS TECHNOLOGIES, INC. (a development stage company) as at December 31, 1998 and 1997 and the related consolidated statements of loss and deficit and comprehensive loss, changes in stockholders' equity and cash flows for the year ended December 31, 1998 and for the period from the date of incorporation on January 27, 1997 to December 31, 1997 and for the cumulative period ended December 31, 1998 since inception. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jaws Technologies, Inc. (a development stage company) as at December 31, 1998 and December 31, 1997 and the consolidated results of its operations and its consolidated cash flows for the year ended December 31, 1998 and for the period from the date of incorporation on January 27, 1997 to December 31, 1997 and for the cumulative period since inception in conformity with accounting principles generally accepted in the United States.


As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and net capital deficiency raise substantial doubts about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Calgary, Canada                                     [signed:  Ernst & Young LLP]
March 22, 1999                                             Chartered Accountants
except for Note 15 (c) which is as at
April 26, 1999

JAWS TECHNOLOGIES, INC.
(a development stage company)



                           CONSOLIDATED BALANCE SHEETS
                   (all amounts are expressed in U.S. dollars)
                    (see going concern uncertainty - note 1)




                                                              AS AT DECEMBER 31
                                                           1998                1997
                                                             $                   $
---------------------------------------------------------------------------------------
ASSETS
CURRENT
Cash                                                         33,732                 111
Accounts receivable                                           7,243                  --
Due from related parties [note 6]                            13,118                  --
Prepaid expenses and deposits                               140,456               7,500
---------------------------------------------------------------------------------------
                                                            194,549               7,611
Fixed assets, net of $13,461 of accumulated
depreciation                                                 77,090                  --
        [note 4]
Organization costs, net of $1,160 of accumulated
amortization                                                  1,740               2,320
---------------------------------------------------------------------------------------
                                                            273,379               9,931
=======================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY CURRENT
Accounts payable                                            379,720              32,976
Accrued liabilities                                          48,880                  --
Due to related parties [note 6]                             197,115                  --
---------------------------------------------------------------------------------------
                                                            625,715              32,976

Due to stockholders [note 6]                                 74,717              78,159
Convertible debentures [note 7]                             146,606                  --
---------------------------------------------------------------------------------------
                                                            221,323              78,159

COMMITMENTS AND CONTINGENCIES [NOTES 1 AND 9]

STOCKHOLDERS' DEFICIENCY
Common stock issued and paid-up [note 5]                     10,612               4,000
Capital in excess of par value                            2,212,153              31,650
Contributed surplus                                         425,559                  --
Foreign currency translation adjustment                      (8,842)                 --
Deficit accumulated during the development stage         (3,213,141)           (136,854)
---------------------------------------------------------------------------------------
                                                           (573,659)           (101,204)
---------------------------------------------------------------------------------------
                                                            273,379               9,931
=======================================================================================




See accompanying notes

On behalf of the Board:
                             Director                     Director

JAWS TECHNOLOGIES, INC.
(a development stage company)



       CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT AND COMPREHENSIVE LOSS
                   (all amounts are expressed in U.S. dollars)




For the year ended December 31 (with comparative figures for the period from the date of incorporation on January 27, 1997 to December 31, 1997)




                                                                                      CUMULATIVE
                                                                                     AMOUNTS SINCE
                                                    1998               1997            INCEPTION
                                                      $                  $                  $
--------------------------------------------------------------------------------------------------
                                                                    (note 11)
REVENUE [NOTES 6 AND 13]                            29,068                  --              29,068
--------------------------------------------------------------------------------------------------
EXPENSES [NOTE 6]
Accounting and legal                               186,128              69,952             256,080
Advertising and promotion                          218,574              35,000             253,574
Consulting                                         514,894              30,731             545,625
Depreciation and amortization                       14,041                 580              14,621
Directors' fees                                     33,333                  --              33,333
Amortization of deferred financing fees
  [note 7]                                           5,158                  --               5,158
Foreign exchange gain                                 (431)                 --                (431)
Non cash interest expense                          381,688                  --             381,688
Interest expense and bank charges                    2,869                  --               2,869
Investor relations                                 258,016                  --             258,016
Office and administration                           83,143                  --              83,143
Other                                               52,928                 591              53,519
Rent                                                29,637                  --              29,637
Travel                                             132,646                  --             132,646
Wages and employee benefits                        283,728                  --             283,728
Software development costs [note 3]                909,003                  --             909,003
--------------------------------------------------------------------------------------------------
                                                 3,105,355             136,854           3,242,209
--------------------------------------------------------------------------------------------------
LOSS FOR THE PERIOD [NOTE 8]                    (3,076,287)           (136,854)         (3,213,141)
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment             (8,842)                 --              (8,842)
--------------------------------------------------------------------------------------------------
COMPREHENSIVE LOSS                              (3,085,129)           (136,854)         (3,221,983)
==================================================================================================

DEFICIT, BEGINNING OF PERIOD                      (136,854)                 --                  --
LOSS FOR THE PERIOD                             (3,076,287)           (136,854)         (3,213,141)
--------------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                          (3,213,141)           (136,854)         (3,213,141)
==================================================================================================

Loss per common share                                (0.42)              (0.03)
Weighted average number of shares
  outstanding                                    7,405,421           4,000,000
--------------------------------------------------------------------------------------------------




See accompanying notes

JAWS TECHNOLOGIES, INC.
(a development stage company)



            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   (all amounts are expressed in U.S. dollars)




                                                                                          CAPITAL IN
                                                                           PAR             EXCESS OF         CONTRIBUTED
                                                      SHARES              VALUE            PAR VALUE           SURPLUS
                                                                            $                  $                  $
------------------------------------------------------------------------------------------------------------------------
Issuance of common stock for cash                    4,000,000              4,000             56,000                  --
Less share issue costs                                      --                 --            (24,350)                 --
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                           4,000,000              4,000             31,650                  --
Issuance of common stock for
  services [note 5]                                    400,000                400            199,600                  --
Issuance of common stock on
  acquisition of subsidiary
  [note 3]                                           1,500,000              1,500            838,248                  --
Issuance of common stock for cash                    2,800,000              2,800          1,017,200                  --
Warrants issued with issuance of
  convertible debentures [note 7]                           --                 --                 --             342,857
Equity component of convertible
  debentures [note 7]                                       --                 --                 --             118,462
Equity component of financing
  fees [note 7]                                             --                 --                 --             (11,760)
Equity component of financing
  fees [note 7]                                             --                 --                 --             (24,000)
Issue of common stock upon
  conversion of convertible
  debentures                                         1,912,317              1,912            211,886                  --
Less financing fee associated
  with converted debentures
  [note 7]                                                  --                 --            (21,117)                 --
Less share issue costs                                      --                 --            (65,314)
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                          10,612,317             10,612          2,212,153             425,559
------------------------------------------------------------------------------------------------------------------------




See accompanying notes

JAWS TECHNOLOGIES, INC.
(a development stage company)



                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   (all amounts are expressed in U.S. dollars)



For the year ended December 31, 1998 (with comparative figures for the period from the date of incorporation on January 27, 1997 to December 31, 1997)




                                                                                          CUMULATIVE
                                                                                         AMOUNTS SINCE
                                                      1998                1997             INCEPTION
                                                        $                   $                  $
----------------------------------------------------------------------------------------------------
                                                                        (note 11)
CASH FLOWS USED IN OPERATING ACTIVITIES
Loss for the period                               (3,076,287)           (136,854)         (3,213,141)
Adjustments to reconcile loss to
  cash flows used in operating activities:
    Consulting expense not involving the
    payment of cash [note 5]                         200,000                  --             200,000
    Depreciation and amortization                     14,041                 580              14,621
    Amortization of deferred financing fees            5,158                  --               5,158
    Software development costs                       909,003                  --             909,003
    Non-cash interest expense on warrants            257,143                  --             257,143
    Non-cash interest expense on
      convertible debentures                         118,462                  --             118,462
    Non-cash interest expense on
      convertible debenture conversion and
    accrued interest                                   6,083                  --               6,083
Foreign currency translation adjustment               (8,842)                 --              (8,842)
Changes in non-cash working capital
  balances [note 10]                                 439,422              25,476             464,898
----------------------------------------------------------------------------------------------------
                                                  (1,135,817)           (110,798)         (1,246,615)
----------------------------------------------------------------------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of fixed assets                             (87,660)                 --             (87,660)
Organization costs                                        --              (2,900)             (2,900)
Other                                                (19,082)                 --             (19,082)
----------------------------------------------------------------------------------------------------
                                                    (106,742)             (2,900)           (109,642)
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common
  stock, net of issue costs                          954,686              35,650             990,336
Proceeds from (repayment of) stockholder
  loans                                              (78,159)             78,159                  --
Proceeds from other related party loan                20,273                  --              20,273
Proceeds received on issue of convertible
  debenture                                          420,000                  --             420,000
Financing fees on issue of convertible
  debenture                                          (42,000)                 --             (42,000)
----------------------------------------------------------------------------------------------------
                                                   1,274,800             113,809           1,388,609
----------------------------------------------------------------------------------------------------


INCREASE IN CASH                                      32,241                 111              32,352
Cash acquired on acquisition of
  subsidiary                                           1,380                  --               1,380
Cash, beginning of period                                111                  --                  --

                                                                                          CUMULATIVE
                                                                                         AMOUNTS SINCE
                                                      1998                1997             INCEPTION
                                                        $                   $                  $
----------------------------------------------------------------------------------------------------
                                                                        (note 11)
CASH, END OF PERIOD                                   33,732                 111              33,732
----------------------------------------------------------------------------------------------------




See accompanying notes

1. DESCRIPTION OF BUSINESS AND GOING CONCERN UNCERTAINTY



Jaws Technologies, Inc., (the "Company") was incorporated on January 27, 1997 under the laws of the State of Nevada as "E-Biz" Solutions, Inc. On March 27, 1998, "E-Biz" Solutions, Inc. changed its name to Jaws Technologies, Inc. The Company maintains a fiscal year ending on December 31. The business purpose is developing and selling encryption software. These activities are carried out through the Company's wholly owned Canadian subsidiary. The Company is in the development stage.



The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and has accumulated losses from operations amounting to $3,213,141, a working capital deficiency of $431,166 and a stockholders' deficiency of $573,659 as at December 31, 1998. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow, to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. However, no assurance can be given at this time as to whether the Company will achieve any of these conditions. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.



Management believes that additional funding will be required to finance expected operations until a market has been developed for the Company's software. Management intends to seek additional financing through future private or public offerings of stock and through the exercise of stock options.



2. SIGNIFICANT ACCOUNTING POLICIES



The financial statements have, in management's opinion, been properly prepared in accordance with accounting principles generally accepted in the United States.



USE OF ESTIMATES



Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which would affect the amount of recorded assets, liabilities, revenues and expenses. Actual amounts could differ from these estimates.


CONSOLIDATION


The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Jaws Technologies, Inc., an Alberta, Canada corporation, after elimination of intercompany accounts and transactions.



FIXED ASSETS



Fixed assets are recorded at cost and are depreciated at the following annual rates which are designed to amortize the cost of the assets over their estimated useful lives.

     Furniture and fixtures                  - 20% diminishing balance
     Computer hardware                       - 33% straight line
     Computer software for internal use      - 33% straight line



SOFTWARE DEVELOPMENT


Software development costs are expensed when technological feasibility has not yet been established. Subsequent to establishing technological feasibility, such costs are capitalized until the commencement of commercial sales.

ORGANIZATION COSTS

Organization costs are capitalized and amortized over 60 months on a straight-line basis.


FINANCING FEES



Financing fees associated with that portion of the 10% convertible debentures classified as debt are deferred and amortized over the life of the debentures, unless the debentures have been converted. Financing fees associated with that portion of the convertible debentures classified as contributed surplus is charged to that account. The pro rata portion of financing fees associated with converted debentures is charged to share capital in excess of par value.



REVENUE



Revenue from selling encryption software is recognized when the software is delivered.


ADVERTISING


Advertising costs are expensed as incurred.

INCOME TAXES



The Company follows the liability method of accounting for the tax effect of temporary differences between the carrying amount and the tax basis of the company's assets and liabilities. Temporary differences arise when the realization of an asset or the settlement of a liability would give rise to either an increase or decrease in the Company's income taxes payable for the year or later period. Deferred income taxes are recorded at the income tax rates that are expected to apply when the deferred tax liability is settled or the deferred tax asset is realized. When necessary, valuation allowances are established to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred income tax assets and liabilities.



FOREIGN CURRENCY TRANSLATION



The functional currency of the Company's subsidiary is Canadian dollars. Accordingly, assets and liabilities of the subsidiary are translated at the year-end exchange rate and revenues and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of the subsidiary are recorded in a "Foreign Currency Translation Adjustment" account in stockholders' equity.



LOSS PER COMMON SHARE



The loss per common share has been calculated based on the weighted average number of common shares outstanding during the period. Earnings per share on a fully diluted basis, assuming all warrants, options and conversion features were exercised, does not differ from basic earnings per share.



STOCK OPTIONS



The Company applies the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost is recognized in the accounts as options are granted with an exercise price that approximates the prevailing market price.

3. ACQUISITION



On February 10, 1998 the Company issued 1,500,000 restricted common shares, as well as options to purchase 400,000 shares of its restricted common stock at $0.50 per share in exchange for all of the outstanding common stock of Jaws Technologies, Inc., an Alberta, Canada corporation ("Jaws Alberta"). The options issued in connection with the acquisition have been ascribed no value. Jaws Alberta is a development stage company which at the time of acquisition was in the process of creating a new encryption software product. The acquisition has been accounted for by the purchase method.



The purchase price, and thereby the amounts allocated to software and the shares issued, net of other assets and liabilities acquired, was determined based on estimates by management as to the replacement cost for the encryption software development which had been incurred by Jaws Alberta prior to the acquisition date. The purchase price has been allocated to the net assets acquired based on their estimated fair values as follows:




                                                 $
-----------------------------------------------------
Net assets acquired
Non-cash working capital                       (5,087)
Software under development                    909,003
Fixed assets                                    2,891
Due to stockholders                           (54,443)
-----------------------------------------------------
Net assets acquired, excluding cash           852,364
Acquisition costs                             (13,996)
Cash acquired                                   1,380
-----------------------------------------------------
Net assets acquired for common stock          839,748
=====================================================




The amount allocated to software under development relates to encryption software and its related algorithms, including the "L5" software. This software, at the time of purchase, was not completely developed, tested or otherwise available for sale and therefore has been immediately expensed in the accompanying consolidated statements of loss and deficit. Coding and testing activities for this software were completed by July 31, 1998.



The operating results of the acquired company are included in the consolidated statements of loss, deficit and comprehensive loss from the date of acquisition.



Pro forma loss and pro forma loss per common share for the year ended December 31, 1998, giving effect to the acquisition of Jaws Alberta as at January 1, 1998 are $3,083,685 and $0.42 respectively. Pro forma revenue does not differ from that recorded for the period to December 31, 1998, being $29,068.

Pro forma loss and pro forma loss per common share for the period from the date of incorporation on January 27, 1997 to December 31, 1997, giving effect to the acquisition of Jaws Alberta as at September 18, 1997 (being the date of inception of Jaws Alberta), are $1,038,995 and $0.19 respectively.




4. FIXED ASSETS




                                                       DECEMBER 31,                     DECEMBER
                                                           1998                         31, 1997
                                           --------------------------------------------------------
                                                        ACCUMULATED      NET BOOK      COST AND NET
                                            COST       DEPRECIATION       VALUE         BOOK VALUE
                                             $               $              $                 $
---------------------------------------------------------------------------------------------------
Furniture and fixtures                     31,758          6,482         25,276                  --
Computer hardware                          45,631          5,534         40,097                  --
Computer software for internal use         13,162          1,445         11,717                  --
---------------------------------------------------------------------------------------------------
                                           90,551         13,461         77,090                  --
===================================================================================================




5. SHARE CAPITAL



AUTHORIZED


   20,000,000 common shares at $0.001 par value
    5,000,000 preferred shares at $0.001 par value


COMMON STOCK ISSUED



The 400,000 restricted common shares issued for services relate to services provided by two consultants in relation to the establishment of the capital structure of the Company. The shares were recorded at their estimated fair value of $200,000.



COMMON STOCK HELD IN ESCROW



Upon entering into the 10% convertible debenture agreement (see note 7) the Company placed 9,500,000 shares in escrow relating to the $2 million of financing. In addition, 1,071,429 shares and 357,143 shares were placed in escrow relating to the purchasers' and agent's warrants issued in relation to the 10% convertible debenture agreement.

OPTIONS



As at December 31, 1998, the Company has issued 1,667,000 options to purchase common stock to the Company's directors, officers and employees. Of the total issued, none have been exercised as at December 31, 1998. Details of the stock options outstanding at December 31, 1998 are as follows:




    NUMBER OF OPTIONS      EXERCISE PRICE            EXPIRY DATE
--------------------------------------------------------------------
          200,000                0.15              February 22, 2008
           32,000                0.15              June 30, 2008
           35,000                0.32              June 30, 2008
           81,000                0.33              June 30, 2008
          143,000                0.37              June 30, 2008
           22,000                0.40              June 30, 2008
        1,085,500                0.48              June 30, 2008
           32,500                0.58              June 30, 2008
           36,000                0.69              June 30, 2008
====================================================================
        1,667,000
====================================================================




The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option plans. The fair value of each option granted during 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 153%; risk-free interest rate of 4.0%; no payment of common share dividends; and expected life of 10 years. Had compensation cost for these plans been determined based upon the fair value at grant date, consistent with the methodology prescribed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based compensation," the Company's loss and loss per common share for the year ended December 31, 1998 would have been $3,324,618 and $0.45 respectively.

6. RELATED PARTY TRANSACTIONS



Amounts due to related parties at December 31 consist of the following amounts:




                                    DECEMBER 31,   DECEMBER 31,
                                       1998           1997
                                         $              $
-------------------------------------------------------------
DUE FROM RELATED PARTIES
Futurelink Distribution Corp.           9,073              --
Futurelink/Sysgold Ltd.                 4,045              --
-------------------------------------------------------------
                                       13,118              --
=============================================================

DUE TO RELATED PARTIES
Officers and stockholders              43,588              --
Futurelink Distribution Corp.          32,175              --
Willson Stationers Ltd.                 1,352              --
Directors                             120,000
-------------------------------------------------------------
                                      197,115
=============================================================
DUE TO STOCKHOLDERS
Bankton Financial Corporation          15,775              --
Cameron Chell                           1,957              --
Hampton Park Ltd.                      56,985              --
Other stockholder                          --          78,159
-------------------------------------------------------------
                                       74,717          78,159
=============================================================




During the year end December 31, 1998, the Company incurred $76,612 ($113,662 Canadian) in fees associated with computer services provided by Futurelink Distribution Corp., an entity of which certain Directors are also Directors of the Company. An amount of $32,175 ($53,934 Canadian) is owed to Futurelink Distribution Corp. at December 31, 1998. The Company also provided sales to Futurelink Distribution Corp. in the amount of $9,073 ($13,456 Canadian) which remains outstanding at December 31, 1998. The fees charged by and sales provided to Futurelink Distribution Corp. are recorded at their exchange amounts.



During the year ended December 31, 1998, the Company provided services of $4,045 ($6,000 Canadian) to Futurelink/Sysgold Ltd., an entity of which certain Directors are also Directors of the Company. As at December 31, 1998, the balance remains outstanding. These services are provided on normal commercial terms and conditions.



Office and administration includes $8,035 ($11,920 Canadian) paid to Willson Stationers Ltd., an entity of which certain Directors are also Directors and Officers of the Company. An amount of $1,352 ($2,073 Canadian) is owing to Willson Stationers Ltd. At December 31, 1998. These transactions are recorded at the exchange amount.



An amount of $120,000 owing to external Directors of the Company remains outstanding at year end. The amount may be paid in either cash or shares at the discretion of the Company, and relates to Directors' fees for the related 18 months of service.



Consulting fees includes $198,168 paid to officers and stockholders of the Company for services provided, of which $43,588 remains outstanding at December 31, 1998.



The amounts due to stockholders represent advances received by the Company. The amount owing at December 31, 1997 was repaid during the year. The amount due to Hampton Park Ltd., a company owned by a stockholder, bears interest at 8% per annum and has no set repayment terms. The remaining amounts due to stockholders do not carry interest and have no set repayment terms. In relation to these amounts, stockholders have indicated they do not intend to demand repayment within the next year.



7. CONVERTIBLE DEBENTURES




                                                                                $
------------------------------------------------------------------------------------
PRINCIPAL
Net balance outstanding at December 31, 1997                                      --
Funds advanced during the year                                               420,000
Debentures converted during the year                                        (210,000)
------------------------------------------------------------------------------------
                                                                             210,000
------------------------------------------------------------------------------------
FINANCING FEES
Fees paid on funds advanced during the year                                  (42,000)
Intrinsic value associated with equity component of debentures                11,760
Fees paid through issuance of warrants to agent                              (85,714)
Intrinsic value associated with equity component of debentures                24,000
Amortization of financing fees                                                 5,158
Financing fees associated with debentures converted during the
  year                                                                        21,117
------------------------------------------------------------------------------------
                                                                             (65,679)
------------------------------------------------------------------------------------
INTEREST EXPENSE
Accrued interest expense                                                       2,285
------------------------------------------------------------------------------------
NET BALANCE OUTSTANDING AS AT DECEMBER 31, 1997                              146,606
------------------------------------------------------------------------------------




On September 25, 1998 the Company entered into an agreement to issue 10% convertible debentures in series of $200,000 up to a total of $2,000,000, subject to the Company meeting certain conditions, which mature on October 31, 2001. The holders have the right to convert the debentures in increments of at least $100,000, at a price equal to the lower of $0.28 and 78% of the average closing bid price of the Company's common stock for the three trading days immediately preceding the Notice of Conversion served on the Company. The Company may prepay any or all of the outstanding principal amounts at any time, upon thirty days' notice, subject to the holders' right to convert into common shares. A financing fee of 10% is charged on the principal sum of each convertible debenture issued. Interest is payable on the maturity date. At the holders' election, interest can be settled in common stock of the Company based on market prices.



During the year, convertible debentures totalling $420,000 were issued of which $118,462 was recorded as contributed surplus with an offsetting amount charged as interest on long term debt. Of the debentures issued, $210,000 principal plus $3,798 interest was converted into 1,912,317 shares on November 30, 1998. In addition, interest of $2,285 has been accrued and included in the convertible debenture balance oustanding at December 31, 1998.



At the time of the initial funding on October 1, 1998, the Company issued 1,428,572 common share purchase warrants (357,143 to the agent and 1,071,429 to the ultimate subscriber of the issue). Each warrant gives the holders the right to purchase one common share of the Company at $0.28 until October 31, 2001. An amount of $342,857 has been included in contributed surplus as the estimated intrinsic value attributed to these warrants as they were exercisable upon issuance. In addition, the warrants issued to the agent have been treated as a financing fee in the amount of $85,714. The intrinsic value of these fees associated with the equity component of the 10% convertible debentures has been charged to contributed surplus in the amount of $24,000. The remaining balance is being amortized over the life of the 10% convertible debentures.

For each issuance of 10% convertible debentures, the Company must pay a financing fee of 10% which amounted to $42,000 for 1998. The value of the fees associated with the equity component of the 10% convertible debentures in the amount of $11,760 has been charged to contributed surplus. The remaining amount is being amortized over the life of the 10% convertible debentures, unless the debentures are converted. If converted, the pro rata portion of the financing fees associated with the converted debentures is charged to capital in excess of par value. During the period, $21,117 has been charged to capital in excess of par value relating to $210,000 of convertible debentures which were converted.



The Company is currently in the process of filing a form SB-2 Registration Statement with the Securities and Exchange Commission in Washington, DC. As per the 10% convertible debenture agreement, should the registration statement not be declared effective within 90 days of initial funding, a charge of 0.986% per day will apply against the initial amount funded. Should successful registration not occur within 120 days of initial funding, a charge of 0.1644% per day will apply for each day thereafter. As of March 22, 1999, the SB-2 Registration Statement has not been declared effective. The initial amount funded on October 1, 1998 was $200,000.

8. INCOME TAXES



The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rates to the loss before income taxes for the following reasons:





                                                       DECEMBER 31,       DECEMBER 31,
                                                         1998                1997
                                                           $                   $
------------------------------------------------------------------------------------
Income tax benefit at U.S. statutory rate (34%)        (1,045,938)           (46,530)
Increase (decrease) in taxes resulting from:
  Deferred tax asset valuation allowance                1,106,172             46,530
  Non-deductible expenses                                 128,162                 --
  Foreign tax rate differences                           (188,396)                --
------------------------------------------------------------------------------------
Income tax benefit                                             --                 --
====================================================================================



For financial reporting purposes, loss before income taxes includes the following components:



                                                      DECEMBER 31,  DECEMBER 31,
                                                          1998          1997
                                                            $            $
---------------------------------------------------------------------------------
Pre-tax loss:
  United States                                        (1,302,313)     (136,854)
  Foreign                                              (1,773,974)           --
---------------------------------------------------------------------------------
                                                       (3,076,287)     (136,854)
=================================================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's deferred tax assets are as follows:



                                                      DECEMBER 31,  DECEMBER 31,
                                                          1998          1997
                                                            $            $
---------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards                        697,768            --
  Start-up costs                                           37,999        46,333
  Depreciation                                              5,807            --
  Organization costs                                          394           197
  Debt issue costs                                          5,137            --
  Software costs                                          405,597            --
---------------------------------------------------------------------------------
Total deferred tax assets                               1,152,702        46,530
Valuation allowance                                    (1,152,702)      (46,530)
---------------------------------------------------------------------------------
Net deferred tax assets                                        --            --
=================================================================================



The Company has provided a valuation allowance for the full amount of deferred tax assets in light of its history of operating losses since its inception.



The Company has U.S. operating losses carried forward of $936,000 which expire in 2018. The availability of these loss carryforwards to reduce future taxable income could be subject to limitations under the Internal Revenue Code of 1986, as amended. Certain ownership changes can significantly limit the utilization of net operating loss carryforwards in the period following the ownership change. The Company has not determined whether such changes have occurred and the effect such changes could have on its ability to carry forward all or some of the U.S. net operating losses.



The Company has non-capital losses carried forward for Canadian income tax purposes of $935,000. These losses expire as follows:



                                               $
                                            ---------
                            2003              44,000
                            2004               7,000
                            2005             884,000



9.  COMMITMENTS



The Company is committed to the following minimum lease payments under operating leases for premises and equipment:



                                               $
                                            ---------
                            1999             110,538
                            2000             110,538
                            2001              93,301
                            2002              93,023
                            2003              76,090

10. NET CHANGE IN NON-CASH WORKING CAPITAL




                                                      DECEMBER 31,   DECEMBER 31,
                                                          1998          1997
                                                           $             $
---------------------------------------------------------------------------------
Accounts receivable                                        (7,243)          --
Due from related parties                                  (13,118)          --
Prepaid expenses and deposits                            (132,956)      (7,500)
Accounts payable                                          346,744       32,976
Accrued liabilities                                        48,880           --
Due to related parties                                    197,115           --
---------------------------------------------------------------------------------
Change relating to operating activities                   439,422       25,476
---------------------------------------------------------------------------------



11.  COMPARATIVE AMOUNTS



The Company was incorporated on January 27, 1997 but did not commence operations until July, 1997. Accordingly, the comparative 1997 figures provided are for the period from the commencement of operations in July, 1997 to December 31, 1997.

12.  SEGMENTED INFORMATION



The Company's activities are conducted in one operating segment with all activities relating to the development and sale of encryption software. These activities are carried out in two geographic segments, being Canada and the United States.



As at December 31, 1997 and during the period from January 27, 1997 to December 31, 1997, all the Company's activities were carried out in the United States.





                                                      DECEMBER 31, 1998
---------------------------------------------------------------------------------
                                                 CANADA       U.S.        TOTAL
                                                    $           $           $
---------------------------------------------------------------------------------
Revenue                                          29,068          --      29,068
---------------------------------------------------------------------------------
Fixed assets and organization costs              77,090       1,740      78,830
=================================================================================



13.  FINANCIAL INSTRUMENTS



Financial instruments comprising cash, accounts receivable, amounts due from related parties, deposits, accounts payable and accrued liabilities, amounts due to related parties and amounts due to stockholders approximate their fair value. It is management's opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.



The estimated fair value as at December 31, 1998 of the 10% convertible debentures is $189,000. This is based on the estimated present value of the principal and interest of the debenture plus the estimated fair value of the conversion option (exclusive of the intrinsic value of the conversion option and the detachable warrants at the issue date of the debenture). The carrying amount of the 10% convertible debentures is $212,285.



The Company is subject to interest rate risk to the extent of the fixed 10% simple interest rate being charged on the convertible debentures. The effective annual interest rate realized by the Company, exclusive of the amounts booked relating to the conversion feature of the 10% convertible debentures and the warrants, was 10%.



The Company's sales during 1998 were derived primarily from three customers, representing 92% of total sales, two of which are related parties, being Futurelink Distribution Corp. and Futurelink/Sysgold Ltd. (see note 6). Sales to these two companies represent 52% of total sales.



14. RECENT PRONOUNCEMENTS



In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." The Company does not acquire derivatives or engage in hedging activities.



15. SUBSEQUENT EVENTS



(a) On January 26, 1999, the Company received an additional $500,000 of financing under the 10% convertible debenture agreement.



(b) On February 4, 1999, the Company's shareholders approved an amendment to the Articles of the Company to increase the authorized common stock from 20,000,000 shares to 95,000,000 shares.

(c) During the year, the Company entered into a Put Option agreement with an investor which, allowed the Company to require the investor to purchase up to 25,000,000 shares of the common stock of the Company. In addition, the investor was to be granted warrants to purchase up to 3,000,000 shares of common stock.



    Subsequent to the year end, the Company and the investor agreed to cancel the agreement. In addition, on April 26, 1999 the Company entered into an agreement to issue warrants to the investor to purchase up to 1,000,000 shares of common stock at an exercise price of $0.70 per share. The warrants expire April 15, 2002.

                             FINANCIAL STATEMENTS




                             JAWS TECHNOLOGIES INC.
                             (AN ALBERTA CORPORATION)





                             DECEMBER 31, 1998 AND 1997

                                AUDITORS' REPORT






To the Directors and Stockholders of
JAWS TECHNOLOGIES INC. (AN ALBERTA CORPORATION)



We have audited the balance sheets of JAWS TECHNOLOGIES INC. (AN ALBERTA CORPORATION) as at December 31, 1998 and 1997 and the statements of loss and deficit and cash flows for the year ended December 31, 1998 and for the period from the date of incorporation on September 18, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from the date of incorporation on September 18, 1997 to December 31, 1997 in accordance with accounting principles generally accepted in Canada.






Calgary, Canada
March 22, 1999                                             Chartered Accountants

                      COMMENTS BY AUDITORS FOR U.S. READERS
                     ON CANADA - U.S. REPORTING DIFFERENCES









In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in
Note 1 to the financial statements. Our report to the directors and stockholders dated March 22, 1999 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.








Calgary, Canada
March 22, 1999                                             Chartered Accountants

JAWS TECHNOLOGIES INC. (AN ALBERTA CORPORATION)




                                 BALANCE SHEETS
                 (ALL AMOUNTS ARE EXPRESSED IN CANADIAN DOLLARS)
                      (SEE BASIS OF PRESENTATION - NOTE 1)











                                                            AS AT DECEMBER 31
                                                      ---------------------------
                                                           1998           1997
                                                             $              $
---------------------------------------------------------------------------------
ASSETS
CURRENT
Cash                                                       51,721            275
Accounts receivable [notes 6 and 11]                       31,220             --
Prepaid expenses and deposits                              33,680          1,900
---------------------------------------------------------------------------------
                                                          116,621          2,175
Capital assets [note 3]                                   118,202          2,746
Software [note 4]                                       1,116,667      1,200,000
---------------------------------------------------------------------------------
                                                        1,351,490      1,204,921
=================================================================================

LIABILITIES AND SHAREHOLDER'S DEFICIENCY
CURRENT
Accounts payable and accrued liabilities [note 6]         681,860          7,761
---------------------------------------------------------------------------------
                                                          681,860          7,761
---------------------------------------------------------------------------------

Due to related parties [note 6]                           114,564         65,300
---------------------------------------------------------------------------------

Due to shareholder [note 6]                               882,871             --
---------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES [NOTES 1, 8 AND 12]

SHAREHOLDER'S DEFICIENCY
Share capital [note 5]                                  1,200,000      1,200,000
Deficit                                                (1,527,805)       (68,140)
---------------------------------------------------------------------------------
                                                         (327,805)     1,131,860
---------------------------------------------------------------------------------
                                                        1,351,490      1,204,921
=================================================================================



See accompanying notes




On behalf of the Board:




                             Director                 Director

JAWS TECHNOLOGIES INC. (AN ALBERTA CORPORATION)




                         STATEMENTS OF LOSS AND DEFICIT
                 (ALL AMOUNTS ARE EXPRESSED IN CANADIAN DOLLARS)




For the year ended December 31 (with comparative figures for the period from the date of incorporation on September 18, 1997 to December 31, 1997)







                                                            1998          1997
                                                              $             $
---------------------------------------------------------------------------------
REVENUE [NOTE 6]
Sales [note 11]                                             15,184            --
Service [note 11]                                           24,996            --
Other                                                        2,945            --
---------------------------------------------------------------------------------
                                                            43,125            --
---------------------------------------------------------------------------------

EXPENSES [NOTE6]
Accounting and legal                                        75,142         4,000
Advertising                                                324,277            --
Bank charges and interest                                    4,052            --
Consulting                                                 199,854         2,750
Depreciation and amortization [note 4]                     103,287           687
Foreign exchange loss                                       44,177            --
Office and administration                                  123,351            --
Other                                                       66,283        60,703
Rent                                                        43,969            --
Travel                                                      97,459            --
Wages and employee benefits                                420,939            --
---------------------------------------------------------------------------------
                                                         1,502,790        68,140
---------------------------------------------------------------------------------
LOSS FOR THE PERIOD [NOTE 7]                            (1,459,665)      (68,140)
DEFICIT, BEGINNING OF PERIOD                               (68,140)           --
---------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                                  (1,527,805)      (68,140)
=================================================================================



See accompanying notes

JAWS TECHNOLOGIES INC. (AN ALBERTA CORPORATION)




                            STATEMENTS OF CASH FLOWS
                 (ALL AMOUNTS ARE EXPRESSED IN CANADIAN DOLLARS)




For the year ended December 31 (with comparative figures for the period from the date of incorporation on September 18, 1997 to December 31, 1997)







                                                            1998          1997
                                                              $             $
---------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Loss for the period                                     (1,459,665)      (68,140)
Items not requiring cash
  Depreciation and amortization                            103,287           687
---------------------------------------------------------------------------------
Funds from operations                                   (1,356,378)      (67,453)
Net change in non-cash working capital related to
  operating                                                621,099         5,861
  activities [note 9]
---------------------------------------------------------------------------------
                                                          (735,279)      (61,592)
---------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of capital assets                                (135,410)       (3,433)
---------------------------------------------------------------------------------
                                                          (135,410)       (3,433)
---------------------------------------------------------------------------------

FINANCING ACTIVITIES
Loan from related party                                    107,264        65,300
Repayment of loan from related party                       (58,000)           --
Loan from shareholder                                      882,871            --
Net change in non-cash working capital related to          (10,000)           --
  financing activities [note 9]
---------------------------------------------------------------------------------
                                                           922,135        65,300
---------------------------------------------------------------------------------

INCREASE IN CASH                                            51,446           275
Cash, beginning of period                                      275            --
---------------------------------------------------------------------------------
CASH, END OF PERIOD                                         51,721           275
=================================================================================



See accompanying notes



1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION



Jaws Technologies Inc. (the "Company") was incorporated under the laws of Alberta on September 18, 1997 and is engaged in the business of developing and selling encryption software. The business comprises one segment for financial reporting purposes.



The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has accumulated losses from operations amounting to $1,527,805 and has a working capital deficiency of $565,239 and a shareholder's deficiency of $327,805 as at December 31, 1998. Additional funding will be required to finance expected operations until a market has been developed for the Company's software, and the Company is economically dependent on its parent to provide this funding. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow, to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. However, no assurance can be given at this time as to whether the Company will achieve any of these conditions. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.


2. SIGNIFICANT ACCOUNTING POLICIES


The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. The effects of differences between accounting principles generally accepted in Canada and the United States are described in Note 10. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates and approximations which have been made using careful judgment. The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

FINANCIAL INSTRUMENTS



The carrying values of financial instruments, including cash, accounts receivable, deposits, accounts payable and accrued liabilities, amounts due to related parties and amounts due to shareholder approximate their fair values.



FOREIGN CURRENCY TRANSLATION



Monetary assets and liabilities denominated in a foreign currency are translated into Canadian dollars at rates of exchange in effect at the balance sheet date. Revenues and expenses are translated at rates of exchange prevailing on the transaction dates. The resulting exchange gains and losses on these items are reflected in income when incurred, except for gains or losses on translation of foreign currency denominated long-term debt with a fixed and ascertainable life, which are deferred and amortized over the remaining life of the debt.



CAPITAL ASSETS


Capital assets are recorded at cost and are depreciated at the following annual rates which are designed to amortize the cost of the assets over their estimated useful lives



       Furniture and fixtures           - 20% diminishing balance
       Computer hardware                - 33% straight line
       Computer software                - 33% straight line



SOFTWARE


The cost of acquired software under development has been capitalized. Subsequent expenditures required to establish that the product is technologically and commercially feasible are expensed as incurred. Amortization of acquired software costs commenced when the software became available for general release to customers. Amortization is recorded on a straight line basis over three years.


STATEMENT OF CASH FLOWS


The Company has adopted the new accounting recommendation of the Canadian Institute of Chartered Accountants on cash flow statements, issued in June, 1998.

INCOME TAXES



The Company follows the liability method of accounting for the tax effect of temporary differences between the carrying amount and the tax basis of the company's assets and liabilities. Temporary differences arise when the realization of an asset or the settlement of a liability would give rise to either an increase or decrease in the Company's income taxes payable for the year or later period. Future income taxes are recorded at the income tax rates that are expected to apply when the future tax liability is settled or the future tax asset is realized. When necessary, valuation allowances are established to reduce future income tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in future income tax assets and liabilities.



3. CAPITAL ASSETS


                                                           1998
                                         -----------------------------------------
                                                         ACCUMULATED    NET BOOK
                                              COST      DEPRECIATION      VALUE
                                               $              $             $
Furniture and fixtures                       48,694          9,939        38,755
Computer hardware                            69,966          8,486        61,480
Computer software                            20,182          2,215        17,967
                                         -----------------------------------------
                                            138,842         20,640       118,202
                                         =========================================



                                                          1997
                                         -----------------------------------------
                                                        ACCUMULATED    NET BOOK
                                             COST      DEPRECIATION      VALUE
                                              $              $             $
                                         -----------------------------------------
Furniture and fixtures                        3,433            687         2,746
                                         =========================================



4. SOFTWARE



The Company develops encryption software. The Company completed all coding and testing activities by July 31, 1998. The carrying value of the software is $1,116,667 net of amortization of $83,333.

5. SHARE CAPITAL



A) AUTHORIZED
   Unlimited Class "A, B, C" common shares Unlimited Class "D and E" non-voting common shares
   Unlimited Class "F and G" preferred shares, voting, non-cumulative redeemable and retractable
   Unlimited Class "H" preferred shares, non-voting, non-cumulative, redeemable and retractable



                                                               SHARES       $
----------------------------------------------------------------------------------
B) ISSUED
   CLASS A COMMON SHARES
   Founders shares                                                 835         --
   Shares issued in exchange for software                          165   1,200,000
----------------------------------------------------------------------------------
   Balance, December 31, 1997 and December 31, 1998              1,000   1,200,000
----------------------------------------------------------------------------------



On October 20, 1997 the Company purchased from Jaws Software Ltd. encryption software and technology in consideration of the issuance of 165 Class A common shares of the Company valued at $1,200,000.



On February 10, 1998, Jaws Technology Inc., a Nevada company (previously "E-Biz" Solutions, Inc.) became the Company's parent when it issued common shares to the shareholders of the Company in exchange for all of the outstanding common shares of the Company.



6. RELATED PARTY TRANSACTIONS



At December 31, 1998 the Company had amounts due to related parties of $114,564 (1997 - $65,300). Of this amount, $87,358 ($56,985 US) is due to a company owned by a shareholder, bears interest at 8% per annum and has no set repayment terms. The remaining amounts are due to shareholders of the Company's parent. The amounts represent advances received by the Company to fund its operations. They do not carry interest and have no set repayment terms.



During the year ended December 31, 1998, the Company was charged fees totaling $113,662 for computer services provided by Futurelink Distribution Corp., an entity of which certain Directors are also Directors of the Company. Included in accounts payable and accrued liabilities at December 31, 1998 is an amount of $53,934 owing to Futurelink Distribution Corp. The Company also provided sales to Futurelink Distribution Corp. in the amount of $13,456 which remains in accounts receivable at December 31, 1998. The fees charged by, and sales provided to Futurelink Distribution Corp. are recorded at the exchange amount.



During the year end December 31, 1998, the Company provided services of $6,000 to Futurelink/Sysgold Ltd., an entity of which certain Directors are also Directors of the Company. As at year end the balance remains outstanding and is reflected in accounts receivable. These services are provided on normal commercial terms and conditions.



Office and administration expenses include $11,920 charged by Willson Stationers Ltd., an entity of which certain Directors are also Directors and Officers of the Company, for office products. Included in accounts payable and accrued liabilities at December 31, 1998 is an amount of $2,073 owing to Willson Stationers Ltd. These transactions are recorded at the exchange amount.



At December 31, 1998 the Company had an amount due to its parent, Jaws Technologies Inc., a Nevada corporation, of $882,871 ($575,798 U.S.). The amount does not carry interest and has no set repayment terms.

7. INCOME TAXES



The income tax benefit differs from the amount computed by applying the Canadian federal statutory tax rates to loss before income taxes for the following reasons:



                                                        DECEMBER 31,  DECEMBER 31,
                                                            1998          1997
                                                              $            $
---------------------------------------------------------------------------------
Tax benefit at Canadian statutory rate (44.62%)          (651,303)      (30,404)
Increase (decrease) in taxes resulting from:
  Future tax asset valuation allowance                    650,623        30,404
  Non-deductible expenses                                     680            --
---------------------------------------------------------------------------------
Income tax benefit                                             --            --
=================================================================================



Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's future tax assets are as follows:



                                                      DECEMBER 31,  DECEMBER 31,
                                                          1998          1997
                                                            $            $
---------------------------------------------------------------------------------
Future tax assets:
  Loss carryforwards                                      634,712        30,175
  Depreciation                                              9,132           229
  Software costs                                           37,183            --
---------------------------------------------------------------------------------
Total future tax assets                                   681,027        30,404
Valuation allowance                                      (681,027)      (30,404)
---------------------------------------------------------------------------------
Net future tax assets                                          --            --
=================================================================================



The Company has provided a valuation allowance for the full amount of future tax assets in light of its history of operating losses since its inception.



The Company has non-capital losses carried forward for income tax purposes of $1,433,000. These losses expire as follows:



                                                  $
                                              ----------
                     2003                        67,000
                     2004                        11,000
                     2005                     1,355,000



8.  COMMITMENTS



The Company is committed to the following annual minimum lease payments under operating leases for premises and equipment:



                                                 $
                                             -----------
                      1999                    169,488
                      2000                    169,488
                      2001                    143,059
                      2002                    142,632
                      2003                    116,669
                                             -----------
                                              741,336
                                             -----------

9. NET CHANGE IN NON-CASH WORKING CAPITAL
   RELATED TO OPERATING ACTIVITIES



                                                            1998          1997
                                                              $             $
---------------------------------------------------------------------------------
Accounts receivable                                        (31,220)           --
Prepaid expenses and deposits                              (31,780)       (1,900)
Accounts payable and accrued liabilities                   674,099         7,761
---------------------------------------------------------------------------------
                                                           611,099         5,861
=================================================================================
The change relates to the following activities:
Operating activities                                       621,099         5,861
Financing activities                                       (10,000)           --
---------------------------------------------------------------------------------
                                                           611,099         5,861
=================================================================================

10. UNITED STATES ACCOUNTING PRINCIPLES



The Company's financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). These principles, as they pertain to the Company's financial statements, differ from United States' generally accepted accounting principles ("U.S. GAAP") as follows:



In accordance with U.S. GAAP, costs associated with the development of software, whether incurred directly or otherwise purchased are to be expensed. On February 10, 1998, the Company acquired $1,200,000 of encrypton software through the issuance of shares. The software was acquired from the original developer of the encryption algorithms and was assigned a value based on its fair market value. Under Canadian GAAP, the $1,200,000 is capitalized and amortized over its estimated useful life. Under U.S. GAAP, the $1,200,000 would be expensed. For income tax purposes, future tax assets would increase by $498,257 with an equal and offsetting amount being recorded as a valuation allowance.



If U.S. GAAP had been followed, the income statement would have been as follows:



                                                           1998          1997
                                                             $             $
---------------------------------------------------------------------------------
Loss as reported                                        (1,459,665)      (68,140)
Adjustments:
    Write-off of capitalized software                           --    (1,200,000)
    Amortization of capitalized software                    83,333            --
---------------------------------------------------------------------------------
Loss for the period                                     (1,376,332)   (1,268,140)
---------------------------------------------------------------------------------



If U.S. GAAP had been followed, the balance sheet would have differed as follows:



                                  DECEMBER 31, 1998          DECEMBER 31, 1997
                               ------------------------    -----------------------
                                CANADIAN                   CANADIAN
                                  GAAP       US GAAP         GAAP       US GAAP
---------------------------------------------------------------------------------
SOFTWARE                       1,116,667            --     1,200,000          --
SHAREHOLDERS' DEFICIENCY
  Deficit capital              1,527,805    (2,644,472)      (68,140) (1,268,140)
=================================================================================

11.  FINANCIAL INSTRUMENTS



The Company's sales during 1998 were derived primarily from three customers, representing 92% of total sales, two of which are related parties, being Futurelink Distribution Corp. and Futurelink/Sysgold Ltd. (see note 6). Sales to these two companies represent 52% of total sales. As at December 31, 1998, 86% of accounts receivable relates to these three customers, with 67% relating to Futurelink Distribution Corp. and Futurelink/Sysgold Ltd.



12.  YEAR 2000 UNCERTAINTY



The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

================================================================================


                       17,154,900 Shares Being Registered


                            JAWS TECHNOLOGIES, INC.

                                  COMMON STOCK

                                   __________

                                   PROSPECTUS
                                   __________


                                 ______________

                                 April 30, 1999
                                 ______________

     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until _________, 1999, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

          PART II




                  INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.


JAWS US


Indemnification of Directors and Officers


The registrant has the power to indemnify its directors and officers against liability for certain acts pursuant to the laws of Nevada, being the Registrant's state of incorporation. In addition, under the Articles of Incorporation of the Registrant, no director, officer or agent is personally liable to the corporation or its stockholders for monetary damages arising out of a breach of such person's fiduciary duty to the Registrant, unless such breach involves intentional misconduct, fraud or a knowing violation of law.



Liability of Directors and Officers. No director or officer shall be personally liable to the corporation or stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, the director or officer shall be liable to the extent provided by the applicable laws for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.



The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer or director of the corporation for or with respect to any acts or omissions of such person occurring prior to this amendment. Jaws US' Articles state that it may, in its sole discretion indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director, officer, employee or agent of Jaws US, to the fullest extent allowed by the Nevada General Corporation Law.



Section 78.7502 of the Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.



To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.



The articles of incorporation of Jaws US provide that Jaws US will exercise, to the extent permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights to which a person shall be entitled as a matter of law.



Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



JAWS CANADA



Jaws Canada's Articles state that it may, in its sole discretion indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director, officer, employee or agent of the Corporation, to the fullest extent allowed by the Business Corporations Act (Alberta).



The Business Corporations Act (Alberta) provides that a corporation may indemnify its current and former officers and directors against reasonable expenses which, in each case, were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer or director of the corporation, if: (i) they acted honestly and in good faith; (ii) in the case of a criminal or administrative proceeding, they had no reasonable cause to believe the conduct was unlawful. Unless limited by its articles of incorporation, a corporation shall be required to indemnify an officer or who was wholly successful in defense of a proceeding, against reasonable attorneys' fees.



ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates, except the Securities and Exchange Commission registration.

SECURITIES AND EXCHANGE COMMISSION REGISTRATION FEE..............  $ 2,279.29

ACCOUNTING FEES AND EXPENSES.....................................  $60,000.00

PRINTING AND ENGRAVING EXPENSES..................................  $18,000.00

TRANSFER AGENT AND REGISTRAR (FEES AND EXPENSES).................  $ 5,000.00

BLUE SKY FEES AND EXPENSES (INCLUDING COUNSEL FEES)..............  $ 2,000.00

OTHER LEGAL FEES AND LEGAL EXPENSES..............................  $60,000.00

MISCELLANEOUS EXPENSES...........................................  $ 2,720.71
                                                                  -----------


TOTAL............................................................ $150,000.00
                                                                  ===========






ITEM 26.   RECENT SALE OF UNREGISTERED SECURITIES.



The following securities have been sold by Jaws US since the Company's incorporation in 1997.




1. Offering Memorandum dated February 14, 1997 with a Sticker Update dated April 1, 1997 pursuant to which JAWS sold 4,000,000 shares of Common Stock at $.015 per share for an aggregate investment of $60,000. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The sale of shares was to 14 investors in the state of Nevada and 27 additional investors, all of which purchases took place outside the United States.



2. Issuances to two consultants to JAWS for an aggregate of 300,000 shares of common stock issued in December 1997 (250,000 shares) and in February 1998 (50,000) shares in consideration for consulting services rendered to JAWS. The issuances were made pursuant to an exemption provided by Rule 506 of Regulation D under the Act.



3. Share Exchange Agreement between JAWS and shareholders of Jaws Canada dated February 10, 1998 pursuant to which Jaws US issued 1,500,000 shares of Common Stock. This issuance was made pursuant to an exemption provided by Regulation S promulgated under the Securities Act.



4. Offering Memorandum ("February O.M.") dated February 18, 1998 pursuant to which JAWS sold 600,000 shares of Common Stock at $0.50 per share for an aggregate investment of $300,000. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Securities Act. The sale of shares was to 26 investors.

5. Issuance of 100,000 shares of Common Stock of JAWS to Bonanza Management Ltd. in consideration of services rendered. The issuance was made pursuant to an exemption provided by Rule 506 of Regulation D under the Act.





6. Sale pursuant to the February O.M. of 1,250,000 shares of common stock of JAWS at $0.40 per share for an aggregate investment of $500,000 to BAM. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Securities Act of .





7. Sale pursuant to the February O.M. of 900,000 shares of Common Stock of the Company at $0.20 per share for an aggregate investment of $180,000 to two investors (450,000 shares each) Hampton Park Ltd. and Linear Strategies Ltd. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Act.



8. Sale pursuant to an Offering Memorandum dated April 1998 of 50,000 shares of common stock of JAWS at $0.40 per share for an aggregate investment of $20,000. The Offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Securities Act.




9. 10% Convertible Debentures issued to TK in connection with the Debenture Purchase Agreement dated April 27, 1999. To date, JAWS has issued debentures for $1,520,000. Of such issuance only $210,000 plus interest has been converted into 1,912,317 shares of common stock. The sale of shares under the Debenture was made pursuant to an exemption provided by Regulation S promulgated under the Act. TK warranted in the Debenture that it is not a "US Person," as such term is defined in Rule 902(o) of Regulation S; that the securities have not been offered to it in the United States and that offers of securities of the Company shall not be made to United States persons for a period of one year from the date of the closing of all debentures offered pursuant to the agreement.



10. Sale on April 6, 1999 pursuant to the February O.M. of 1,571,428 of common stock of the company at $0.35 per share for an aggregate investment of $550,000 to Hampton Park Ltd ($300,000) and Global Equity Fund Ltd. ($250,000). The offering was made pursuant to an exemption provided by Rule 504 of Regulation D promulgated under the Securities Act. The purchasers are contractually prohibited from transferring the securities for a six month period.



ITEM 27.   EXHIBITS.




(a)  Exhibits



     The following exhibits pursuant to Rule 601 of Regulation SB are included herein.





3.1.1 Articles of Incorporation of "E-Biz" Solutions, Inc. (now JAWS

       US), a Nevada Corporation as amended on March 11, 1998 and on February 4, 1999.



 3.1.2 Articles of Incorporation of JAWS Canada dated September 17, 1997.(1)



 3.2.1 Bylaws of E-Biz Solutions Inc. (now Jaws US) dated January 27,
       1997.(1)



 3.2.2 Bylaws No. 1 of JAWS Canada dated October 20, 1997 and Bylaw No. 2 of JAWS Canada dated October 20, 1997.(2)



 4.1.1 Amendment No. 1 to Debenture Purchase Agreement by and between JAWS and TK dated April 27, 1999.



 4.1.2 Investment Agreement by and between JAWS and Bristol Asset
       Management V, LLC dated August 27, 1998 and letter of termination thereto.(1)



 4.1.3 Warrant to purchase 1,000,000 shares of common stock of JAWS issued to Bristol Asset Management, LLC.



 5.1.1 Jeffer, Mangels, Butler & Marmaro LLP legal opinion (to be filed by amendment).



10.1.1 Lease Agreement by and between JAWS and The Manufacturer of Life Insurance Company dated December 15, 1997.(1)



10.1.2 Director's Agreement between JAWS and Arthur Wong dated July
       1998.(1)

10.1.3 Director's Agreement between JAWS and Julia Johnson dated July 30,
       1998.(1)



10.1.4 Incentive and Non-Qualified Stock Option Plan for JAWS.(1)



10.1.5 Master Agreement by and between JAWS and A.I. Axion Internet Communications, Inc. dated November 24, 1998.(2)



10.1.6 Master Agreement by and between JAWS and Calgary On-Line dated December 1998.(2)



10.1.7 Master Agreement by and between JAWS and ABC Internet Inc. dated December 7, 1998.(2)



10.1.8 Written Consent of the Board of Directors authorizing payment of consulting fees to officers of JAWS and their affiliates.



21     Subsidiaries of Issuer include: JAWS Canada.



23.1   Consent of Jeffer, Mangels, Butler & Marmaro LLP



23.2   Consent of Ernst & Young LLP.



27     Financial Data Schedule



(1) Filed on October 13, 1998.



(2) Filed on January 11, 1999







Item 28.   Undertakings.

     The undersigned Registrant hereby undertakes:





     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to



          (i) include any Prospectus required by 9section 10(a)(3) of the Securities Act of 1933;





          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and





         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.





     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.





     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.





          Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





     SIGNATURES





     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta on the 30th day of April, 1999.





     JAWS TECHNOLOGIES INC.
     By: /s/ ROBERT KUBBERNUS
     Robert Kubbernus, Chief Executive Officer







                                POWER OF ATTORNEY





     Each person whose signature appears below constitutes and appoints Robert Kubbernus or Cameron Chell, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same Offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.






Signature                               Capacity                             Date
---------                               --------                             ----
         *                         CEO and Director                   April 30, 1999
-------------------------
Robert Kubbernus



         *                         Director                           April 30, 1999
--------------------------
Cameron Chell



         *                         Director                           April 30, 1999
-------------------------
Julia Johnson



         *                         Director                           April 30, 1999
-------------------------
Arthur Wong



/s/ VERA GMITTER                   Vice President Operations          April 30, 1999
-------------------------


*By: /s/ ROBERT KUBBERNUS
 ------------------------
 Robert Kubbernus
 CEO and Director

Vera Gmitter


/s/ TEJ MINHAS                     Vice President Technology          April 30, 1999
-------------------------
Tej Minhas

/s/ GAYLE HOWARD                   Vice President Sales&Marketing     April 30, 1999
-------------------------
Gayle Howard